Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

between

The Interstate Natural Gas Company, LLC
(“Seller”)

and

Nytis Exploration Company LLC
(“Buyer”)

DATED:  February 14, 2011

i

5.15	Compliance with Law	19
5.16	AFE’s	19
5.17	Taxes	19
5.18	Gas Imbalances, Prepayments, Hedges	20
5.19	Well Status	20
5.20	Equipment	20
5.21	Preference Rights	20
5.22	Rentals/Royalties	20
5.23	Bankruptcy	21
5.24	Environmental	21
5.25	Not a Utility	21
5.26	Partnership Matters	21

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER		22
6.1	Organization Standing and Power	23
6.2	Authority	23
6.3	No Conflict or Violation	23
6.4	Consents	23
6.5	Actions	23
6.6	Brokers	24

ARTICLE 7 ACCESS, DUE DILIGENCE AND ENVIRONMENTAL MATTERS		24
7.1	General Access and Special Indemnity	24
7.2	Confidential Information	24
7.3	Environmental Review	25
7.4	Environmental Defects	25

ARTICLE 8 TITLE MATTERS		27
8.1	Buyer’s Title Review	27
8.2	Determination of Title Defects	29
8.3	Preference Rights and Transfer Requirements	30

ARTICLE 9 DEFERRED CLAIM AND DISPUTES		31
9.1	Deferred Claims and Disputes	31

ARTICLE 10 COVENANTS OF SELLER		31
10.1	Conduct of Business Until Closing Date	31
10.2	Advice of Changes	32
10.3	Conduct	32
10.4	Further Assurances	32
10.5	Employee Matters	32

ARTICLE 11 COVENANTS OF BUYER		34
11.1	Confidentiality; Return of Documents	34
11.2	Access to Records	34

ARTICLE 12 CONDITIONS TO OBLIGATIONS OF BUYER		35
12.1	Authorization	35
12.2	Accuracy of Representations and Warranties	35
12.3	Performance of Agreements	35
12.4	No Action or Legislation	35
12.5	Releases	35

ARTICLE 13 CONDITIONS TO OBLIGATIONS OF SELLER		35
13.1	Authorization	35
13.2	Accuracy of Representations and Warranties	35
13.3	Performance of Agreements	36
13.4	No Action or Legislation	36

ARTICLE 14 ADDITIONAL CLOSING CONDITIONS		36
14.1	Regulatory Approvals	36
14.2	Suspense Proceeds	36
14.3	Partnership Funds	36

ARTICLE 15 POST CLOSING MATTERS		36
15.1	Records	36
15.2	Final Settlement Statement	37
15.3	Remittance of Proceeds by Seller and Buyer	37
15.4	Taxes	37
15.5	Further Assurances	37

ARTICLE 16 TERMINATION		37
16.1	Termination	37

ARTICLE 17 SURVIVAL AND INDEMNIFICATION		39
17.1	Survival	39
17.2	Indemnification by Seller	39
17.3	Indemnification by Buyer	40
17.4	Notification	40
17.5	Recoveries	41
17.6	Characterization	41
17.7	Buyer’s Due Diligence	41

ARTICLE 18 MISCELLANEOUS		41
18.1	Interpretation	41
18.2	Expenses	41
18.3	Arbitration	42
18.4	Binding Effect	43
18.5	Severability	43
18.6	Non-Reliance	43
18.7	Entire Agreement; Amendments	43
18.8	Headings	43
18.9	Notices	43

18.10	Legal Counsel	45
18.11	Publicity	45
18.12	Counterparts	45
18.13	Governing Law	45
18.14	Remedies and Waivers	45
18.15	Defined Terms	46
18.16	Non-Reliance	46
18.17	Time of the Essence	46
18.18	Damages	46

DEFINITIONS

Section
“Acquired Assets”	1.1
“Arbitrator”	3.3
“Assumed Obligations”	2.1
“Balance Sheet”	5.4
“Balance Sheet Date”	5.5
“Business”
“Buyer”	Introduction
“Closing”	4.1
“Closing Date”	4.1
“Consolidated”	Introduction
“Encumbrances”	5.6(a)
“Excluded Assets”	1.2
“Excluded Obligations”	2.2
“Financial Statements”	5.4
“Hazardous Substance”	5.13(d)
“Indemnified Party”	12.3
“Indemnifying Party”	12.3
“Intellectual Property”	1.1(h)
“Kanney”	Introduction
“Leasehold Interests	1.1(a)
“MGP Partnerships”	1.1(b)
“Returns”	5.15(a)
“Rohrer”	Introduction
“Seller”	Introduction
“Special Survival Date”	12.1
“Survival Date”	12.1
“Taxes”	5.15

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INDEX TO EXHIBITS

Section and Exhibit	Description
1.5	Hi Hat Capacity Right of First Refusal
3.1	Seller’ Wiring Instructions
3.2	Escrow Agreement
4.3(a)	Seller Closing Certificate
4.3(b)	Bill of Sale and General Instrument of Assignment
4.3(e)	Opinion of Seller’s Counsel
4.3(h)	Easements
4.4(a)	Buyer Closing Certificate
4.4(c)	Opinion of Buyer’s Counsel
4.4(d)	Services Agreement
4.4(e)	Transportation, Compression and Marketing Agreement

INDEX TO SCHEDULES

Section and Schedule	Description
1.1(a)	Leasehold Interests
1.1(b) Part 1	Wells
1.1(b) Part 2	Equipment
1.1(c)	MGP Partnerships
1.1(d)	Passive Partnerships
1.1(e)	Farmout Agreements
1.1(f)	Assumed Contracts
1.1(g)	Pipeline Segment
1.1 (i)	Alerion Assets
1.1(j)	Physical Assets
1.1(k)	Easements
1.1(l)	Deeds
3.6	Allocated Values
5.3(b)(iv)	Defaults Consequent to Transaction

5.3(c)	Consents of Public Body or Authority
5.4	Absence of Changes
5.5(a)	INGC Permitted Encumbrances
5.5(b)	Consents/Waivers of Third Parties
5.5(c)	Related Party Permitted Encumbrances
5.6	Real Property — Owned
5.7	Real Property — Leased
5.8	Personal Property - Owned
5.9	Personal Property - Leased
5.10	Agreements
5.12	Litigation
5.14	Liens Under Protest
5.16	AFE’s
5.17	Taxes
5.18	Gas Imbalances, Prepayments, Hedges
5.19	Well Status — P&A Obligations
5.21	Preference Rights
5.22(a)	INGC Suspense Proceeds
5.22(b)	Related Party Suspense Proceeds
5.24	Environmental Matters
5.26(f)	Partnership Distributions
8.1(c)(i)	Example - Calculation of Title Defect Amount

This ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into this 14th day of February 2011 by and among The Interstate Natural Gas Company, LLC, a limited liability company organized pursuant to the laws of the Commonwealth of Kentucky (“INGC”), and Nytis Exploration Company LLC, a limited liability company organized pursuant to the laws of the State of Delaware (“Buyer”).  INGC has been designated by certain parties listed in Appendix A (“Related Parties”) to act as their agent with authority to enter into this Agreement on their behalf and to sell and convey their interests in the assets to be sold under the terms of this Agreement to Buyer and to collect all proceeds to be received in connection with same.  INGC and the Related Parties are referred to in this Agreement collectively as “Seller.”

Terms defined in the preamble and in the body of this Agreement shall have the meanings set forth therein.  Additional terms used in the body of this Agreement shall have the meanings set forth in Appendix B attached hereto and made a part hereof by this reference.  Each such definition is equally applicable both to the singular and the plural forms of the term so defined.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

W I T N E S S E T H:

WHEREAS, Seller has directly and through various other business organizations been involved in the exploration, drilling, gathering and sale of oil, natural gas and other Hydrocarbons (the “Business”); and

WHEREAS, Buyer desires to purchase from Seller certain of the assets utilized in the Business, which assets Seller has agreed to sell and convey to Buyer; and

WHEREAS, Buyer and Seller have agreed to the terms of the purchase and sale of the assets by the parties; and

WHEREAS, the parties desire to set forth their agreement in an integrated written instrument;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
TRANSFER OF PURCHASED ASSETS AND RELATED MATTERS

1.1          Purchased Assets.  On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Article 4 hereof), Seller shall transfer, convey and assign to Buyer, and Buyer shall purchase and acquire from Seller, those assets, properties and rights of Seller, relating to, or used in the Business, real, personal and mixed, tangible and intangible, as the same shall exist immediately prior to the Closing (except for the Excluded Assets identified in Section 1.2 hereof), which are listed below:

(a)           the leases and leasehold interests of Seller listed on Schedule 1.1(a) (the “Leasehold Interests”), together with all rights, benefits, and powers conferred upon the holder of such Leasehold Interests, all rights, options, titles, and interests of Seller, including, if any, rights of Seller to obtain or otherwise earn an interest in said Leasehold Interests or the lands covered thereby (the “Lands”), and, if any, all surface fee and leasehold interests, operating rights, reversionary rights, and other interests relating to oil, gas or other Hydrocarbons attributable or allocable to such Leasehold Interests and Lands;

(b)           the interests of Seller in the wells and wellbores located on the Lands covered under the Leasehold Interests and described on Schedule 1.1(b) Part 1 (the “Wells”), together with corresponding interests in and to personal property, equipment, fixtures and improvements located in or on, or incident or attributable to, the Wells, or used or obtained in connection with the production, treatment, sale or disposal of Hydrocarbons or water produced therefrom, including the compressors, scrubbers, pump jacks, tanks, meters and satellite meters which are listed on Schedule 1.1(b) Part 2  (collectively, the “Equipment”);

(c)           the partnership interests of Seller in the various general partnerships listed on Schedule 1.1(c) for which INGC serves as the Managing General Partner and for which, upon Closing, Buyer will become a substitute partner and the Managing General Partner (the “MGP Partnership Interests”);

(d)           the interests of Seller in the various general partnerships listed on Schedule 1.1(d) for which INGC is not the Managing General Partner and for which, upon Closing, Buyer will become a substitute partner but not the Managing General Partner (the “Passive Partnership Interests”);

(e)           the various farmout and similar agreements of Seller listed on Schedule 1.1(e) (the “Farmout Agreements”);

(f)            Seller’s Big Sandy transportation contract for 2,300 DTH/day, Seller’s eServices contracts and the other contracts and agreements listed on Schedule 1.1(f) (the “Assumed Contracts”);

(g)           the Lawrence County pipeline from the Cook/Bussey lease to the Paul Preece lease as listed on Schedule 1.1(g) (the “Pipeline Segment”);

(h)           all other contracts and agreements of Seller relating directly (but not to the extent related to Excluded Assets) to the Leasehold Interests and the Wells (“Contract Rights”), including without limitation, any unit agreements, pooling agreements, area of mutual interest agreements, farm-outs and farm-ins, saltwater disposal agreements, water injections agreements, line well injection agreements, road use agreements, drilling contracts, operating agreements, well service contracts, production sales contracts, gas balancing agreements, storage or warehouse agreements, service contracts, construction agreements, and division and transfer orders, except for and excluding contracts and agreements to the extent such contracts and agreements are Excluded Assets under Section 1.2;

(i)            the Alerion Assets of Seller as listed on Schedule 1.1(i) (the “Alerion Assets”), including the general partnership interest of INGC (the “Alerion Partnership Interest”) in the Interstate Alerion JV 1 partnership under the August 11, 2006 General Partnership Agreement listed on said Schedule 1.1(i) as to which partnership Buyer will become a substitute partner and Operator, as defined in said General Partnership Agreement;

(j)            the personal property, vehicles and equipment of Seller listed on Schedule 1.1(j) (the “Physical Assets”);

(k)           all easements, rights-of-way and other real property interests of Seller directly relating to or used in connection with the ownership and operation of the Acquired Assets or the exploration for and production of Hydrocarbons therefrom, including without limitation the easements, rights-of-way and other real property interests of Seller listed on Schedule 1.1(k) (collectively the “Easements”); provided that, for simplicity and efficiency purposes, the Parties agree that pipeline or road rights-of-way included in leases or other real property interests transferred herein, need not be separately listed on Schedule 1.1(k);

(l)            the real property interests of Seller listed on Schedule 1.1(l) (the “Deeds”); and

(m)          All the issued and outstanding shares (the “Brushy Gap Shares”) of Brushy Gap Coal and Gas, Inc., a Kentucky corporation (“Brushy Gap”), provided that Buyer may, at its election, acquire the assets of Brushy Gap (the “Brushy Gap Assets”) instead of the Brushy Gap Shares.  Buyer shall notify INGC of its election to acquire the Brushy Gap Shares or the Brushy Gas Assets within thirty (30) days of execution of this Agreement by all parties.  If Buyer elects to acquire the Brushy Gap Assets, such acquisition shall be in accordance with the terms, covenants and conditions of this Agreement.  If Buyer elects to acquire the Brushy Gap Shares, such acquisition shall be in accordance with the terms, covenants and conditions of this Agreement supplemented by an amendment to this Agreement containing such additional representations, warranties and covenants regarding Brushy Gap and the Brushy Gap Shares as are standard in the transfer of all the shares of a corporation free and clear of liens, claims and encumbrances and all of whose assets are comprised of assets otherwise included in the assets listed in clauses (a) through (l) of this Section 1.1 whereupon this Agreement and the Exhibits and Schedules hereto shall be deemed to have been modified so as not to include the Brushy Gap Assets.  The parties acknowledge that Brushy Gap has interests in three wells that are not being acquired by Buyer under this Agreement.  Those wells are:  EPC C Compton 3, EPC C Compton 4, and EPC C Compton 5.  Should Buyer elect to acquire the shares of Brushy Gap, the parties will enter into a side agreement pursuant to which the three identified wells will remain the property of the current owners of Brushy Gap.  The parties further acknowledge that the Brushy Gap Shares are owned by the members of INGC and not by INGC.  By executing this Agreement on behalf of INGC, such members acknowledge and agree that they will be bound by this Section 1.1(m) and the other provisions of this Agreement regarding Brushy Gap, the Brushy Gap Assets and the Brushy Gap Shares.

The Leasehold Interests, the Wells, the Equipment, the MGP Partnership Interests, the Passive Partnership Interests, the Farmout Agreements, the Assumed Contracts, the Pipeline Segment, the Contract Rights, the Alerion Assets, the Physical Assets, the Easements and the Deeds collectively being the “Acquired Assets.”

1.2          Excluded Assets.  Anything contained in Section 1.1 hereof to the contrary notwithstanding, there are expressly excluded from the Acquired Assets:

(a)           the Adjusted Purchase Price delivered by Buyer to Seller pursuant to this Agreement;

(b)           all cash and cash equivalents of Seller on hand and in banks, certificates of deposit, commercial paper and similar securities other than (i) Suspense Proceeds transferred to Buyer at Closing as provided in Sections 4.3(k) and (ii) Partnership Funds as provided in Section 4.3(l);

(c)           all releases provided to or in favor of Seller, provided that Seller agrees that Buyer shall be entitled to the benefits of any such releases to the extent that they relate to the Acquired Assets or operations conducted thereon prior to the Closing;

(d)           all limited liability company interests in INGC, any equity or ownership interest in any Related Party, or in Crossrock, Inc.;

(e)           INGC’s firm pipeline capacity contract for 1,984 DTH/day at Hi Hat; INGC’s firm pipeline capacity contract for 150 DTH/day at Kermit Inez; INGC’s transportation contracts on Kentucky-West Virginia Gas Co., Jefferson Gas, Chesapeake, and TCO for natural gas production from wells retained by INGC or any Related Party; and INGC’s sales contract with Mountaintop Baking at Kimper, none of which is essential for Buyer’s ownership or operation of the Acquired Assets following Closing or for the normal delivery of Hydrocarbons produced from the Acquired Assets consistent with Seller’s current (within the last twelve months) practice;

(f)            leasehold interests and other mineral interests owned by INGC or any Related Party and not included on Schedules 1.1(a) or Schedule 1.1(b) Part 1;

(g)           Seller’s interest in processing contracts with Markwest Processing to process natural gas but only to the extent such contracts are used by INGC or any Related Party, or by their respective successors or assigns, to process Hydrocarbons, other than Hydrocarbons produced from the Acquired Assets;

(h)           real estate and all improvements thereon, none of which is essential for Buyer’s ownership and operation of the Acquired Assets following Closing, which excluded real estate and improvements include (i) those located at 347 Thompson Road and Mims Branch Road in Pikeville, Kentucky, and (ii) real estate parcels known as Sulpher Springs, Quail Valley Lot, Coldwater, Stone Coal, and Harmon’s Branch, provided that such excluded real estate and improvements do not include (A) the Easements, (B) the right to use and/or lease the Mims Branch Office as provided in Section 1.4 below, and (C) the Deeds ;

(i)            that certain Joint Venture Omnibus Agreement dated August 11, 2006 by and between Hartz Trading, Inc., a New Jersey corporation (“Hartz”) and INGC, as amended (the “Hartz Agreement”); and

(j)            any other asset of Seller not identified as Acquired Assets, and any asset owned by Jerome A. Kanney or Dennis L. Rohrer.

For convenience of reference, the assets, properties and rights which are not to be transferred, conveyed and assigned to Buyer hereunder are herein collectively called the “Excluded Assets.”

1.3          Passage of Title and Risk of Loss.  Legal and equitable title with respect to the Acquired Assets will not pass to Buyer until such Assets are transferred at the Closing.  Except as otherwise provided in this Agreement, Seller (or as applicable INGC or Related Party) shall assume all risk of loss with respect to the Acquired Assets prior to the Effective Date and Buyer shall assume all risk of loss from and after the Effective Date.

1.4          Occupancy of the Mims Branch Office.  From the Closing Date, Buyer may occupy the Mims Branch office (owned by Seller) at no rental cost to Buyer for a period not to exceed 180 days.  During the 180-day period, the Buyer and the Seller may negotiate the terms of a long-term lease of the property, provided that there shall be no obligation on the part of either party to negotiate or enter into any such long-term lease.  During the initial 180-day period, Buyer will, by occupying the Mims Branch office, be responsible for any costs for operating the Mims Branch office including, but not limited to, utilities for heat, light, power, telecommunications, water, and garbage and waste pick-up for such premises during the period of occupancy.

1.5          Hi Hat Capacity Right of First Refusal.  At the Closing, Seller and Buyer will enter into a right of first refusal agreement in the form set forth as Exhibit 1.5 hereto for the Hi Hat capacity.

ARTICLE 2

ASSUMPTION OF CERTAIN LIABILITIES

2.1          Assumed Obligations.  At the Closing, Buyer will assume all liabilities and obligations of Seller existing under the Assumed Contracts identified on Schedule 1.1(f).

2.2          Excluded Obligations(a)     .  Any other provision of this Agreement to the contrary notwithstanding, Buyer will not assume any liability or obligation of Seller not included in the Assumed Contracts, including, but not limited to, the following:

(a)           any liabilities and obligations of Seller arising or occurring prior to the Effective Date for Federal, state, territorial, local and foreign taxes (including, without limitation, franchise, income, personal, real property, sales, use, unemployment, gross receipts, excise, payroll, withholding or other taxes);

(b)           any claims, demands, liabilities or obligations of any nature whatsoever which arose or were incurred at or before the Effective Date, or which are based on events occurring or conditions existing at or before the Effective Date, or which are based on services performed by Seller at or before the Effective Date, or which relate to goods or products of Seller shipped or delivered at or before the Effective Date or goods or products of Seller in transit prior to or at the Effective Date and delivered after the Effective Date, (i) notwithstanding that the claim, demand, liability or obligation arises or becomes manifest after the Effective Date and (ii) regardless of whether or not set forth or otherwise disclosed on any Schedule attached hereto (whether or not required to be so set forth or disclosed);

(c)           any actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or threatened against Seller or the Business, including without limitation litigation matters described in Schedule 5.12(a) and Schedule 5.12(b) except as otherwise stated in such Schedule;

(d)           any liabilities and obligations of Seller for amounts owed to any member of Seller or any person affiliated therewith in such person’s capacity as a member of Seller;

(e)           any liabilities and obligations of Seller relating to Seller’s employees, agents and contractors, including liabilities and obligations arising in connection with the termination of any such employee, agent or contractor’s employment or services, accrued holiday, and vacation and severance pay;

(f)            any liabilities or obligations for payments due or required to be made under any pension, retirement, savings or other compensation plan maintained by Seller or any Affiliate of Seller;

(g)           any liabilities and obligations of Seller under this Agreement or with respect to or arising out of the transactions contemplated hereby;

(h)           any liabilities and obligations relating to the Excluded Assets; and

(i)            any other liabilities and obligations of Seller not being specifically assumed by Buyer pursuant to Section 2.1 above.

For convenience of reference, the liabilities and obligations of Seller not being assumed by Buyer as aforesaid are collectively called the “Excluded Obligations.”

2.3          Ownership Rights and Obligations.  Subject to the provisions of this Agreement, should Closing of the transactions contemplated hereby occur, (a) Seller shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production, partnership distributions and other proceeds) and shall be subject to the duties and obligations of such ownership, attributable to the Acquired Assets for the period of time prior to the Effective Date as “Excluded Obligations”, and (b) Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production, partnership distributions and other proceeds) and shall be subject to the duties and obligation of such ownership, attributable to the Acquired Assets for the period of time from and after the Effective Date as “Assumed Obligations.”  All expenses and costs including, without limitation, all ad valorem, property, production, severance, and similar taxes and assessments based upon or measured by the ownership of the Acquired Assets, the production of Hydrocarbons, or the receipt of proceeds therefrom, shall be: (i) paid by or allocated to Seller if incurred or accruing with respect to operations conducted prior to the Effective Date; or (ii) paid by or allocated to Buyer if incurred or accruing with respect to operations conducted after the Effective Date.  All receipts and receivables (billed or accrued) for Hydrocarbons produced and sold or delivered prior to the Effective Date will be and remain the property of Seller.  All receipts and receivables (billed or accrued) for Hydrocarbons produced and sold or delivered from an Acquired Asset on and after the Effective Date will be and remain the property of Buyer.

ARTICLE 3

PURCHASE PRICE

3.1          Purchase Price. The total purchase price for the sale and conveyance to Buyer of the Acquired Assets is TWENTY-NINE MILLION, SIX HUNDRED THOUSAND and No/100 US Dollars (US $29,600,000.00) (the “Purchase Price”), subject to adjustment in accordance with the terms of this Agreement.  At Closing, Buyer shall pay Seller an amount (the “Closing Payment”) equal to the Adjusted Purchase Price, as defined in Section 3.4.  The Closing Payment shall be made in immediately available funds and by wire transfer to the account or accounts specified in Seller’s wiring instructions set forth on Exhibit 3.1.

3.2          Escrow.  Upon execution of this Agreement, Buyer and Seller will enter into an Escrow Agreement (the “Escrow Agreement”) substantially in the form of Exhibit 3.2.  At the Closing, Buyer will cause a portion of the Deposit equal to TWO HUNDRED THOUSAND and No/100 US Dollars (US $200,000.00) (the “Escrow Amount”) to remain on deposit with the escrow agent in accordance with the terms of the Escrow Agreement and Article 17 of this Agreement.  Except to the extent that the Escrow Amount has been depleted by indemnity claims under Article 17, the Escrow Amount (less an amount sufficient to cover any pending indemnity claims that may exist on the Closing Date) will be released to Seller on the first anniversary of the Closing Date (or the first business day thereafter), in accordance with Seller’s wiring instructions as set forth on Exhibit 3.1.

3.3          Deposit.  Upon execution of this Agreement by all parties, Buyer shall deposit with escrow agent under the Escrow Agreement an earnest money deposit equal to FOUR HUNDRED FIFTY THOUSAND and No/100 US Dollars (US $450,000.00) to be held as a deposit (the “Deposit”) in an interest bearing account under the terms of the Escrow Agreement, pending Closing.  At Closing, the Deposit (plus any interest accrued thereon) shall be a credit against the Purchase Price and paid to Seller, less the Escrow Amount as provided in Section 3.2.  If this Agreement is terminated without a Closing, the provisions of Article 16 hereof shall govern the Deposit.

3.4          Adjustment to Purchase Price.  At Closing, the Purchase Price shall be adjusted as follows and the resulting amount shall be referred to herein as the “Adjusted Purchase Price”:

(a)         The Purchase Price shall be adjusted upward and without duplication by each of the following:

(i)            The amount of all actual operating or capital expenditures or prepaid expenses attributable to the Acquired Assets (including if paid by Seller at

Closing) paid by or on behalf of Seller in connection with the Acquired Assets and which are attributable to the period of time after the Effective Date.  Such prepaid expenses shall include royalties, rentals and other charges; ad valorem, property, excise and any other taxes based upon or measured by the ownership of the Acquired Assets or the receipt of proceeds therefrom (and Buyer acknowledges that it shall pay all such taxes attributable to time periods on or after the Effective Date, even if such tax bills are issued in the name of Seller); and expenses payable to a third person under applicable joint operating agreements, including overhead charges and royalty disbursement fees payable to operator, or similar payments to third party operators, or, in the absence of any joint operating agreement, those items customarily billed under such an agreement.  To compensate Seller for all indirect expenses, including salaries, benefits, office rent and other general and administrative costs, borne by it in the operation of the Acquired Assets during the period between the Effective Date and the Closing Date, the Purchase Price adjustment under this Section 3.4(a)(i) shall include a fixed overhead fee of Twenty-Five Thousand US Dollars (US $25,000) per month for each month between the Effective Date and the Closing Date, prorated for any partial month.

(ii)           An amount equal to receipts, if any, received by Buyer that Seller is entitled to with respect to Hydrocarbons produced and sold or delivered prior to the Effective Date, as contemplated in Section 2.3 of this Agreement.

(iii)          Expenditures incurred by Seller in the ordinary course of business and in accordance with Section 10.1 not described above that are directly associated or connected with owning, developing, operating or maintaining the Acquired Assets for all periods on and after the Effective Date.

(iv)          Any other amounts agreed upon by Seller and Buyer.

All liabilities and related obligations with respect to each item that results in an upward adjustment in the Purchase Price under this Section 3.4(a) shall be deemed to be “Excluded Obligations” and retained by Seller.

(b)           The Purchase Price shall be adjusted downward and without duplication by each of the following:

(i)            Environmental Defects pursuant to Article 7, if any.

(ii)           Title Defects pursuant to Article 8, if any.

(iii)          An amount equal to receipts, if any, received by Seller that Buyer is entitled to with respect to Hydrocarbons produced and sold or delivered on and after the Effective Date, as contemplated in Section 2.3 of this Agreement.

(iv)          An amount equal to all expenditures, liabilities and costs relating to the Acquired Assets that are assessed for or attributable to the period of time prior to the Effective Date and (A) that are unpaid as of the Closing Date and (B) as to which the payment obligation is assumed by Buyer at Closing.

(v)           An amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of the Acquired Assets, the production of Hydrocarbons, or the receipt of proceeds therefrom, which taxes or assessment become due and payable or accrue (but have not yet become due and payable) with respect to the Acquired Assets prior to the Effective Date, which amount shall, where possible, be computed based upon the tax rate and values applicable to the tax period in question; otherwise, the amount of the adjustment under this paragraph shall be computed based upon such taxes assessed against the applicable portion of the Acquired Assets for the immediately preceding tax period just ended.

(vi)          The amount of the Deposit plus interest accrued thereon less the Escrow Amount, which shall remain on deposit with the escrow agent under the terms of the Escrow Agreement.

(vii)         The amount of any proceeds of production attributable to the Acquired Assets which Seller is holding in suspense as of the Closing Date, including Suspense Proceeds shown on Schedule 5.22, but only to the extent that Seller has not transferred such amounts to Buyer in accordance with Section 4.3(k), below.  Notwithstanding the above, Buyer and Seller may agree on a case-by-case basis for Seller to retain certain Suspense Proceeds and likewise to retain all liability associated therewith.  To the extent Suspense Proceeds are not so transferred to Buyer, Seller (as applicable INGC or the Related Parties) shall remain responsible for such Suspense Proceeds as Excluded Obligations and shall indemnify and hold Buyer harmless from all Losses in connection therewith without regard to the limitations set forth in Article 17 or elsewhere in this Agreement.  To the extent Suspense Proceeds are so transferred by Seller to Buyer, Buyer shall assume responsibility for the Suspense Proceeds so transferred as an Assumed Obligation and shall indemnify and hold Seller (as applicable INGC or the Related Parties) harmless from all Losses in connection therewith without regard to the limitations set forth in Article 17 or elsewhere in this Agreement.

(viii)        The Partnership Funds but only to the extent that Seller has not transferred such Funds to Buyer in accordance with Section 4.3(l), below.

(ix)           An amount equal to any distributions made to INGC with respect to the MGP Partnership Interests, the Passive Partnership Interests and the Alerion Assets attributable to production or sales that occur on and after the Effective Date.

(x)            Any other amounts agreed upon by Seller and Buyer.

All liabilities and related obligations with respect to each item that results in a downward adjustment in the Purchase Price under this Section 3.4(b) shall be deemed to be “Assumed Obligations” of Buyer.

(c)           If Buyer and Seller determine that imbalances exist relative to Hydrocarbons produced from the Acquired Assets prior to the Effective Date under any operating agreement, partnership agreement, joint venture agreement, gas balancing and storage agreement, gas processing or dehydration agreement or similar agreement, the Purchase Price shall be adjusted upward or downward, depending upon whether there is a net over-production or net under-production attributable to such production, based on a value to be determined by Buyer and Seller prior to the Closing Date.

3.5          Calculation of Estimated Adjusted Purchase Price; Payment at Closing.  Seller shall prepare and deliver to Buyer, at least five (5) Business Days prior to the Closing Date, Seller’s estimate of the Adjusted Purchase Price, together with a statement setting forth Seller’s estimate of the amount of each adjustment to the Purchase Price to be made pursuant to Section 3.4.  The Parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing.  In the event any estimated adjustment amounts are not agreed upon prior to Closing, the estimate of the Adjusted Purchase Price for purposes of Closing shall be calculated based on Seller’s and Buyer’s agreed upon estimated adjustments and Seller’s good faith estimation of any disputed or undetermined amounts and shall be set forth in a statement to be signed by the Parties at Closing (the “Closing Statement”).

3.6          Allocation of Purchase Price.  The Purchase Price has been allocated among the Acquired Assets in accordance with the respective values set forth on Schedule 3.6, attached hereto (the “Allocated Values”).  If any adjustment is made to the Purchase Price pursuant to Article 7 or Article 8, a corresponding adjustment shall be made to the Allocated Value of the affected Acquired Assets.

ARTICLE 4
CLOSING

4.1          Closing Date.  The closing for the consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Stoll Keenon Ogden PLLC, Lexington, Kentucky, on the first Business Day that occurs after expiration of the 60-day period commencing on the date this Agreement is executed by all parties, or on such other date and at such other time or place as Buyer and Seller may mutually agree to in writing.  The date on which the Closing actually occurs is called the “Closing Date”.  Irrespective of the Closing Date, it is agreed that the effective date of this Agreement and the obligations undertaken hereunder, shall be 12:01 a.m. January 1, 2011 (the “Effective Date”).

4.2          Simultaneous Actions.  All actions to be taken and all documents to be executed and delivered by the parties at the Closing will be deemed to have been taken and executed simultaneously and no actions will be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

4.3          Deliveries by Seller.  On or before the Closing Date, Seller will deliver to Buyer the following:

(a)           Closing Certificate.  An accurate certificate of Seller, dated the Closing Date and in the form of Exhibit 4.3(a), certifying that:

(i)            the representations and warranties of Seller contained in this Agreement are true and accurate on and as of the Closing Date with the same force and effect as if made on the Closing Date;

(ii)           Seller has performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement;

(iii)          Seller is not a foreign person within the scope of Treas. Reg. 1.1445-2(b); and

(iv)          Seller is not named on the Specially Designated Nationals List maintained by the Office of Foreign Asset Control of the Department of the Treasury.

(b)           Instruments of Transfer.  A duly executed bill of sale and general instrument of assignment substantially in the form of Exhibit 4.3(b) attached hereto and incorporated herein by reference, and such other duly executed general warranty deeds, endorsements, assignments and instruments of transfer, conveyance and assignment in form and substance reasonably satisfactory to Buyer, as are necessary or desirable to effect the transfers, conveyances and assignments to Buyer of the Acquired Assets referred to in Article 1 hereof.

(c)           Good Standing Certificates.  Certificates dated within five (5) Business Days of the Closing Date (i) from the Secretary of State of the Commonwealth of Kentucky to the effect that INGC is duly organized and validly existing under the laws of the Commonwealth of Kentucky and from the Secretary of State of the State of West Virginia to the effect that INGC is qualified as a foreign limited liability company to transact business in West Virginia, and (ii) similar certificates, if applicable, for each Related Party (other than a natural person) that is an entity with respect to its due organization, valid existence and good standing.  If Buyer elects to acquire the Brushy Gap Shares under Section 1.1(m) of this Agreement, certificates provided for under this Section 4.3(c) shall also be delivered to Buyer with regard to Brushy Gap.

(d)           Releases.  Releases of all encumbrances on the Acquired Assets (other than Permitted Encumbrances as defined in Appendix B), including releases or re-conveyances, as applicable, of (i) the INGC Permitted Encumbrances, (ii) the Related Party Permitted Encumbrances, (iii) each mortgage and UCC-1 Financing Statement of record, and (iv) each deed of trust with respect to each interest in real or personal property that is subject to liens, claims or encumbrances.

(e)           Opinion of Counsel.  An opinion of counsel for Seller in the form of Exhibit 4.3(e), dated as of the Closing Date.

(f)            Consents.  Duly executed consents, authorizations, orders or approvals of any third party which are required for the consummation by Seller of the transactions contemplated by this Agreement, each of which shall be in full force and effect on the Closing Date, including without limitation, (i) powers of attorney or other written evidence of INGC’s authority to execute, deliver and perform this Agreement and the other documents to be delivered by Seller at Closing, in recordable form and reasonably satisfactory to Buyer, (ii) written consents of the other partners in each of the partnerships listed on Schedule 1.1 (c) to the extent necessary for Buyer to succeed to the MGP Partnership Interest in each such partnership as a full substitute partner, (iii) written consents of the other partners in each of the partnerships listed on Schedule 1.1 (d) to the extent necessary for Buyer to succeed to the Passive Partnership Interest in each such partnership as a full substitute partner and as the Managing General Partner, (iii) written consents of the other partners to the partnership that is the subject of the Alerion Partnership Interest and under related agreements comprising the Alerion Assets to the extent necessary for Buyer to succeed to the Alerion Partnership Interest as a full substitute partner and as the Operator and successor in interest to INGC’s interest in the Alerion Assets, which consents shall confirm INGC’s representations, warranties and covenants with respect to the Hartz Agreement under Section 5.26(h) of this Agreement.

(g)           Kentucky and West Virginia Permit and Transfer Forms and Tariffs.  Approval documents executed by the parties with respect to all applicable regulatory agencies including, but not limited to, the Kentucky Division of Oil and Gas, the Kentucky Division of Water, the Kentucky Public Service Commission, the West Virginia Office of Oil and Gas, the West Virginia Department of Environmental Protection, and the West Virginia Public Service Commission, transferring all operating responsibility attendant to the ownership and operation of the Acquired Assets from Seller to Buyer as of the Effective Date.  Such approval documents include, but are not limited to, Kentucky and West Virginia transfer forms for well transfer, plugging bonds or other surety, flow lines, gathering lines, and pipeline permits, tank battery permits or registrations, and retail sale tariffs.

(h)           Easements.  Duly executed easements in substantially the form of Exhibit 4.3(h) attached hereto and incorporated herein by reference.

(i)            Transfer Orders.  Transfer orders or letters in lieu thereof, directing the operator and/or the purchaser of production to make payment of proceeds attributable to production from the Acquired Assets to Buyer after the Effective Date in a form reasonably acceptable to Buyer.

(j)            Change of Operator.  Change of operator forms, including applicable state forms with regard to the transfer of the Wells and/or the Leasehold Interests and/or operatorship thereof, for the Acquired Assets.

(k)           Suspense Proceeds.  The Suspense Proceeds except to the extent that Buyer has received a Purchase Price Adjustment therefor as contemplated in Section 14.2, and except to the extent that Buyer and Seller have agreed for Seller to retain and be responsible for certain Suspense Proceeds.

(l)            Partnership Funds.  The Partnership Funds except to the extent that Buyer has received a Purchase Price Adjustment therefor as contemplated in Section 14.3.

(m)          Escrow Agreement.  The Escrow Agreement with confirmation from the escrow agent that the Escrow Amount remains in escrow as provided in Section 3.2.

(n)           Closing Statement.  The Closing Statement.

(o)           Brushy Gap.  If Buyer elects to purchase the Brushy Gap Shares in lieu of the Brushy Gap Assets, certificates representing the Brushy Gap Shares together with stock powers, duly executed by each of the members of INGC, as the owners of all of the Brushy Gap Shares transferring such Shares to Buyer, with side agreement addressing the retention of Brushy Gap’s owners of the three wells identified in Section 1.1(m).

(p)           Transportation, Compression and Marketing Agreement.  A Transportation, Compression and Marketing Agreement between Buyer and INGC and the Related Parties (including their respective successors or assigns) substantially in the form of Exhibit 4.4(e) attached hereto and incorporated by reference.

4.4          Deliveries by Buyer.  On or before the Closing Date, Buyer will have delivered to Seller the following:

(a)           Closing Certificate.  An accurate certificate of Buyer, dated the Closing Date and in the form of Exhibit 4.4(a), certifying that:

(i)            the representations and warranties of Buyer contained in this Agreement are true and accurate on and as of the Closing Date with the same force and effect as if made on the Closing Date;

(ii)           Buyer has performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement;

(iii)          Buyer is not a foreign person within the scope of Treas. Reg. 1.1445-2(b); and

(iv)          Buyer is not named on the Specially Designated Nationals List maintained by the Office of Foreign Assets Control of the Department of the Treasury.

(b)           Payment.  The Closing Payment in the manner set forth in Section 3.1.

(c)           Opinion of Counsel.  An opinion of counsel for Buyer in the form of Exhibit 4.4(c), dated as of the Closing Date.

(d)           Services Agreement.  A services agreement in the form of Exhibit 4.4(d) between Buyer and Jerome A. Kanney, CPA, PSC for transitional and other services to be provided as and to the extent requested by Buyer and agreed to by Jerome A. Kanney, CPA, PSC.

(e)           Transportation, Compression and Marketing Agreement.  A Transportation, Compression and Marketing Agreement between Buyer and INGC and the Related Parties (including their respective successors or assigns) substantially in the form of Exhibit 4.4(e) attached hereto and incorporated by reference.

(f)            Kentucky and West Virginia Permit and Transfer Forms and Tariffs. Approval documents executed by the parties with respect to all applicable regulatory agencies including, but not limited to, the Kentucky Division of Oil and Gas, the Kentucky Division of Water, the Kentucky Public Service Commission, the West Virginia Office of Oil and Gas, the West Virginia Department of Environmental Protection, and the West Virginia Public Service Commission, transferring all operating responsibility attendant to the ownership and operation of the Acquired Assets from Seller to Buyer as of the Effective Date.  Such approval documents include, but are not limited to, Kentucky and West Virginia transfer forms for well transfer, plugging bonds or other surety, flow lines, gathering lines, and pipeline permits, tank battery permits or registrations, and retail sale tariffs.

(g)           Good Standing Certificates.  Certificates dated within five (5) Business Days of the Closing Date from the Secretary of State of Delaware, Kentucky and West Virginia to the effect that the Buyer is duly organized and validly existing under the laws of the jurisdiction where it is organized, and that Buyer is duly qualified to do business as a foreign company and in good standing under the laws of Kentucky and West Virginia.

(h)           Escrow Agreement.  The Escrow Agreement.

(i)            Closing Statement.  The Closing Statement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF INGC

INGC represents and warrants to and covenants and agrees with Buyer as follows:

5.1          Organizational Matters.  INGC is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and has all requisite power and authority to own, lease and operate its properties and to carry on its business with respect to the Acquired Assets as now being conducted. Each Related Party (other than a natural person) that is an entity has been duly organized, and is validly existing and in good standing under the laws of state of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2          Authority.

(a)           INGC has all requisite power, authority and capacity to:  own, lease and operate its properties; carry on its business as now being conducted with respect to the Acquired Assets; enter into this Agreement; perform its obligations hereunder; and consummate the transactions contemplated hereby.

(b)           The execution, delivery and performance of this Agreement by INGC, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of INGC and its constituents.

(c)           This Agreement has been duly and validly executed by Seller and by the Related Parties and is a valid and binding obligation of Seller and the Related Parties, enforceable in accordance with its terms.

(d)           INGC has been duly authorized by each Related Party to execute, deliver and perform its obligations under this Agreement, and to convey and transfer to Buyer those Acquired Assets that are titled in the name of each such Related Party.

5.3          Noncontravention.

(a)           INGC has the power, authority and capacity to enter into and consummate the sale and other transactions contemplated by this Agreement both on its own behalf and on behalf of each of the Related Parties.  This Agreement has been duly and validly executed and delivered by INGC and is a valid and binding obligation of INGC, enforceable in accordance with its terms.

(b)           Neither the execution, delivery and performance of this Agreement by INGC, nor the consummation by INGC of the transactions contemplated hereby, nor compliance by INGC with any of the provisions hereof, will:

(i)            conflict with or result in a breach of any provision of the Articles of Organization or operating agreement of INGC or the governing documents of any Related Party;

(ii)           conflict with or result in a breach of any provision of any of the partnership agreements or other documents governing the partnerships that are the subject of the MGP Partnership Interests or the Passive Partnership Interests;

(iii)          conflict with or result in a breach of any provision of the Hartz Agreement or of any partnership, operating or other agreement entered into pursuant to or in connection with the Hartz Agreement;

(iv)          except as set forth in Schedule 5.3(b)(iv), cause a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license, warranty or other instrument or agreement relating to the Acquired Assets, including the partnership agreements or other documents governing the partnerships that are the subject of the MGP Partnership Interests, the Passive Partnership Interests or the Alerion Assets; or

(v)           violate any law, statute, rule or regulation or order, writ, judgment, injunction or decree applicable to (A) INGC, (B) any of the Acquired Assets, or (C) to INGC’s Knowledge, any of the Related Parties.

(c)           Except for the notices referred to in Schedule 5.3(c) hereof, no consent or approval by, or any notification of or filing with, any public body or authority is required in connection with the execution, delivery or performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

5.4          Absence of Changes.  Since the execution of this Agreement, except as set forth on Schedule 5.4 attached hereto, there has not been:

(a)           any material adverse change in the condition of an Acquired Asset;

(b)           any material damage, destruction or loss (whether or not covered by insurance) adversely affecting any of the Acquired Assets;

(c)           any amendment or termination of any Assumed Obligation;

(d)           any license, sale, transfer, pledge, mortgage or other disposition of any Acquired Asset except sales of oil, natural gas and other Hydrocarbons in the ordinary course of business and consistent with the past practices of Seller;

(e)           any cancellation of any debts or claims or any amendment, termination or waiver of any rights of Seller relating to the Acquired Assets or an Assumed Obligation; or

(f)            any decrease in the level of maintenance of tangible Acquired Assets from that level generally in effect prior to execution of this Agreement.

5.5          Title to Assets.

(a)           INGC has good and marketable title to all of the Acquired Assets (save and except those that are owned by the Related Parties), free and clear of all mortgages, liens, pledges, charges, security interests, rights of way, options, rights of first refusal, conditions, restrictions or encumbrances of any kind or character, whether or not relating to the extension of credit or the borrowing of money (collectively, “Encumbrances”) except for the Encumbrances set forth on Schedule 5.5(a) (the “INGC Permitted Encumbrances”) and liens for taxes and governmental charges not yet due and payable.

(b)           INGC has complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the Acquired Assets to Buyer (save and except those that are owned by the Related Parties and subject to obtaining any consents or waivers of third parties disclosed on Schedule 5.5(b) and Schedule 5.21, and Transfer Requirements required to be obtained in connection with such sale, conveyance, assignment, transfer and delivery of the Acquired Assets or any part thereof).  The instruments of transfer, conveyance and assignment executed and delivered by INGC to Buyer at the Closing will be valid and binding obligations of Seller, enforceable in accordance with their respective terms, sufficient for purposes of recordation and filing where permitted by law, sufficient to transfer, convey and assign to Buyer all of Seller’s interest in and to the Acquired Assets, the foregoing to constitute good and marketable title thereto, free and clear of all Encumbrances.

(c)           To INGC’s Knowledge, each Related Party has good and marketable title to each Acquired Asset owned by such Related Party, free and clear of Encumbrances except for the Encumbrances set forth in Schedule 5.5(c) (the “Related Party Permitted Encumbrances”) and liens for taxes and governmental charges not yet due and payable.

(d)           INGC has (or at Closing will have) complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the Acquired Assets that are owned by the Related Parties to Buyer (subject to obtaining any consents or waivers of third parties disclosed on Schedule 5.5(b) and Schedule 5.21, and Transfer Requirements required to be obtained in connection with such sale, conveyance, assignment, transfer and delivery of the Acquired Assets or any part thereof).

5.6          Real Property - Owned.  Schedule 5.6 attached hereto contains a list and brief description of all real property which is included in the Acquired Assets, including a brief description of each such parcel, the record title holder thereof, the location thereof, the material improvements thereon and all Permitted Encumbrances thereon.  Statements as to acreage are commercially reasonable estimates as maintained and utilized by Seller but are not of themselves warranted.

5.7          Real Property - Leased.  Schedule 5.7 attached hereto contains a list and brief description (including with respect to each Leasehold Interest and each Well (i) as to any Preference Rights and Transfer Requirements applicable thereto and (ii) as to whether the lessee has or has not agreed to subordinate the leasehold estate to any liens encumbering the property and (iii) as to the terms of all real estate leases included in the Acquired Assets.  True, complete and correct copies (or, in the case of oral leases, descriptions) of each lease have been furnished to Buyer.  Each such lease is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto.  All rents and additional amounts due to date on each such lease have been paid.  In each case, the lessee is in peaceable possession under such lease, has a valid leasehold interest therein and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor, nor does there exist any event, condition or occurrence which, with the giving of notice or the lapse of time, or both, would constitute such a default under any such lease.  Seller has not violated any of the terms or conditions under any such lease in any respect which violation would give rise to the right of the other party thereto to terminate such lease or sue for damages thereunder.  Statements as to acreage are commercially reasonable estimates as maintained and utilized by Seller but are not of themselves warranted.

5.8          Personal Property - Owned.  Schedule 5.8 attached hereto contains a summary and brief description of all tangible personal properties and assets included in the Acquired Assets.

5.9          Personal Property - Leased.  Schedule 5.9 attached hereto contains a list of all leases or other material agreements under which Seller is lessee of or holds or operates any items of machinery, equipment, motor vehicles, office furniture, computer software, fixtures or other tangible personal property owned by any third party which are included in the Acquired Assets.  True, complete and correct copies (or, in the case of oral leases or agreements, descriptions) of such leases and agreements have been furnished to Buyer.  Seller (as applicable INGC or Related

Party) is the owner and holder of all of the leasehold estates purported to be granted by such leases or agreements and all other leases or agreements under which it is lessee of or holds or operates any such items owned by a third party.  Each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto.  There is not under any of such leases any existing default or event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a default thereunder.

5.10        Agreements.  Schedule 5.10 attached hereto sets forth a true, complete and correct list and brief description (including a statement as to whether there is any requirement of consent of any party other than Seller to assignment) of all written or oral contracts, agreements and other instruments included in the Acquired Assets.  Each such agreement, lease, contract, commitment, instrument and obligation is in full force and effect and constitutes a legal, valid and binding obligation of Seller (as applicable INGC or Related Party) and is enforceable in accordance with its terms.  Seller (as applicable INGC or Related Party) has performed all the obligations required to be performed by it to date and is not in default or alleged to be in default in any respect under any such agreement, lease, contract, commitment, instrument or obligation.  Seller has furnished to Buyer complete and correct copies of all documents set forth on said Schedule 5.10.

5.11        Brokers.  Neither Seller, nor any of its members, managers, officers, constituents or employees, has employed any broker or finder other than Albrecht and Associates, in connection with the transactions contemplated by this Agreement.  Seller shall indemnify, defend and hold Buyer harmless from any and all claims or losses relating to brokerage fees, commissions or finder’s fees owed or claimed to be owed to any broker or finder engaged or claimed to be engaged by Seller.

5.12        Litigation.  As of the date of this Agreement, INGC is involved in the litigation described on Schedule 5.12(a).  As of the date of the Agreement, Related Parties are involved in the litigation in which a claim has been asserted with respect to an Acquired Asset described on Schedule 5.12(b).  Except as set forth in Schedule 5.12(a) and Schedule 5.12(b), none of the litigation so scheduled relates to the Acquired Assets or affects the ownership or operation thereof and Seller (as applicable INGC or Related Party) shall retain all liability and responsibility for such litigation after Closing and shall indemnify and hold Buyer harmless from all Losses in connection therewith without regard to the limitations set forth in Article 17 or elsewhere in this Agreement.

5.13        Licenses, Permits, Etc.  Seller possesses such valid franchises, certificates of convenience and necessity, operating rights, rights of way, licenses, permits, consents, authorizations, exemptions and orders of Governmental Authorities, as are necessary to operate the Acquired Assets in the manner currently operated by Seller except for such of the foregoing as to which the failure to possess will not have a material adverse effect on the Acquired Assets and the ownership or operation thereof, or on Seller’s ability to consummate and perform the transactions contemplated by this Agreement

5.14        Encumbrances.  Seller has neither caused nor allowed (and the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not cause) any mortgage, lien or other encumbrance to be placed upon or against the Acquired Assets that will not be released at or prior to Closing, other than (i) liens for taxes and assessments which are not yet delinquent, or, if delinquent, are being protested in good faith and are set forth on Schedule 5.14, (ii) rights under operating agreements or similar contracts to assert liens against the Acquired Assets (but not including rights which have actually been asserted), and (iii) Permitted Encumbrances as defined in Appendix B.

5.15        Compliance with Law.

(a)           INGC is in material compliance with all Laws and other requirements of Governmental Authorities applicable to the Acquired Assets and the operation thereof, and, to the Knowledge of INGC, there are no material violations of any such Laws or requirements applicable to any portion of the Acquired Assets that is operated by a third party.

(b)          To INGC’s Knowledge, each Related Party, as to each Acquired Asset owned by a Related Party, is in material compliance with all Laws and other requirements of Governmental authorities applicable to the Acquired Assets and the ownership and operation thereof.

5.16        AFE’s.  Schedule 5.16 sets forth the authorizations for expenditures (“AFE’s”) that are currently outstanding and that (i) provide for the drilling of wells or other development operations in order to earn or to continue to hold all or any portion of the Acquired Assets, or (ii) obligate Seller to make payments of any amounts in connection with the drilling of wells or other capital expenditures affecting the Acquired Assets.  Schedule 5.16 also sets forth all drilling commitments and deadlines (other than routine or recurring payment or maintenance deadlines) relating to the Acquired Assets that exist currently or as of the date of the Closing.

5.17       Taxes.  Except as shown on Schedule 5.17, (i) all excise, occupation, franchise, severance, production, sales, use and other taxes, duties or charges levied, assessed or imposed upon or against the Acquired Assets by any Governmental Authority which are currently due and payable have been duly paid or adequately provided for or are being timely and properly contested, and all currently due excise, franchise and other tax reports or other reports required by law or regulation with respect thereto have been duly filed and are complete and accurate in all material respects or extensions have been duly obtained, and (ii) all such taxes, including sales and use taxes, were timely and properly paid with respect to the acquisition of each item of personal property located in Kentucky included in the Equipment and the Physical Assets or such acquisition was exempt from the imposition of sales and use tax (in which case, Schedule 5.17 identifies the items of personal property that were so exempt, it being understood that Seller has represented to Buyer that such exemption exempts the purchase and sale of the personal property so identified from the imposition of sales tax in connection with the transactions provided for under this Agreement provided Buyer continues to use said personal property for the same purposes for which it was originally acquired by Seller and in the same location as provided in Section 10.6(c) of this Agreement).  Buyer acknowledges that it shall be responsible for and pay all such taxes with respect to time periods on and after the Effective Date, even if the tax notice is issued in the name of Seller, and Seller acknowledges that it shall be responsible for and pay all such taxes with respect to time periods prior to the Effective Date, even if the tax notice is issued in the name of Buyer.

5.18        Gas Imbalances, Prepayments, Hedges.  Except as shown on Schedule 5.18, (i) there are no material imbalances affecting the Acquired Assets that would require Buyer to deliver any Hydrocarbons after the Effective Date without receiving full payment therefor, (ii) Seller has not received any prepayments or other payments that would require Buyer to deliver any Hydrocarbons after the Effective Date without receiving full payment therefor, and (iii) Seller has not entered into any hedging arrangements that affect the sale or marketing of Hydrocarbons produced from the Acquired Assets after the Effective Date.

5.19        Well Status.  Except as set forth in Schedule 5.19, as of the date of this Agreement and with respect to the Acquired Assets, notwithstanding obligations to ultimately plug Wells, Seller is not currently obligated by law or contract to plug and abandon any of the Wells at this time.

5.20        Equipment.  The Equipment and Physical Assets included in the Acquired Assets are sold “AS IS, WHERE IS” without warranty of any kind other than clear title free and clear of Encumbrances.

5.21        Preference Rights.  Except as shown on Schedule 5.5(b) and Schedule 5.21, there are no Preference Rights or Transfer Requirements required to be obtained or complied with prior to the Closing.  Schedule 5.5.(b) and Schedule 5.21 include detailed information regarding (i) the Preference Rights and Transfer Requirements included in such Schedules and (ii) each party whose interest is subject to such Preference Rights or Transfer Requirements.

5.22        Rentals/Royalties.

(a)           Except for suspense proceeds shown on Schedule 5.22(a) that are being held in suspense by INGC (“INGC Suspense Proceeds”), all rentals, royalties, shut-in royalties and other similar payments due and payable with respect to the Acquired Assets (other than those owned by a Related Party) and production therefrom have been timely paid.  Schedule 5.22(a) includes detailed information regarding the INGC Suspense Proceeds and each party whose interest is in suspense and the amount of Suspense Proceeds attributable to the interest of each such party.

(b)          To INGC’s Knowledge, except for Suspense Proceeds shown on Schedule 5.22(b) that are being held in suspense by a Related Party (“Related Party Suspense Proceeds”), all rentals, royalties, shut-in royalties and other similar payments due and payable with respect to Acquired Assets owned by a Related Party and production therefrom have been timely paid.  Schedule 5.22(b) includes detailed information regarding the Suspense Payments of Related Parties and the amount of the Related Party Suspense Payments attributable to the interests of each Related Party.  The INGC Suspense Proceeds and the Related Party Suspense Proceeds are collectively referred to herein as the “Suspense Proceeds.”  The parties acknowledge that Seller and Buyer may agree on a case-by-case basis for

Seller to retain certain Suspense Proceeds including all liability associated therewith.

5.23                    Bankruptcy.  There are no bankruptcy or reorganization proceedings pending against, or, to the Knowledge of Seller, threatened against Seller.

5.24                    Environmental.  Except as set forth on Schedule 5.24 (i) Seller has no Knowledge of any Environmental Condition with respect to the Acquired Assets, (ii) no Environmental Claims have been made by any Person with respect to the Acquired Assets, and (iii) Seller has not received notice of the alleged existence of any such Environmental Condition or Environmental Claim from any Governmental Authority.  Except as set forth on Schedule 5.24, Seller has no environmental audits, assessments, or reports materially bearing on environmental, health or safety liabilities, in each case relating to the Acquired Assets or the Business, in its possession or under its reasonable control.

5.25                    Not a Utility.  Seller is not a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” of a “holding company,” in each case within the meaning of the Public Utility Holding Company Act of 1935, as amended.  The Acquired Assets are not currently regulated by any federal or state utility commission except with respect to the filing of tariffs for “farm tap” sales, the transportation of natural gas as a shipper over third-party owned, federally regulated pipelines, and by other Governmental Authorities with respect to matters of safety, health, environmental regulation and taxation.

5.26                    Partnership Matters.  With respect to the MGP Partnership Interests, the Passive Partnership Interests, the Alerion Assets and the partnerships that comprise the MGP Partnership Interests, the Passive Partnership Interests and the Alerion Partnership Interest:

(a)                                  INGC is the record and beneficial owner of the MGP Partnership Interests, the Passive Partnership Interests, and the Alerion Assets free and clear of all Encumbrances other than Permitted Encumbrances as defined in Appendix B.

(b)                                 Upon Closing, Buyer will obtain good and valid title to the MGP Partnership Interests, the Passive Partnership Interests and the Alerion Assets, free and clear of all Encumbrances other than Permitted Encumbrances as defined in Appendix B.

(c)                                  With respect to the partnerships that are the subject of the MGP Partnership Interests and the Alerion Partnership Interest, INGC has filed or caused to be filed all reports, statements, returns and similar filings, including, without limitation, K-1’s, as required under the Code and applicable state and federal tax laws for all tax years through 2009, and shall cooperate with Buyer to assure the timely filing of all such reports, statements, returns and similar filings for 2010 as provided in Section 10.6 of this Agreement.

(d)                                 The Records to be delivered to Buyer at Closing will contain (i) complete and accurate copies of and information with respect to all federal and state tax returns and filings (but not including tax returns and filings of INGC and Related Parties)

for the partnerships and partnership interests conveyed herein that are the subject of the MGP Partnership Interests, the Passive Partnership Interests and the Alerion Assets, and (ii) the books and records being made available to Buyer under Section 7.1 of this Agreement with regard to such partnerships and partnership interests.

(e)                                  INGC has paid (or with respect to 2010, shall pay) all of its state, federal and local income taxes for 2010 with respect to the MGP Partnership Interests, the Passive Partnership Interests and the Alerion Assets, and INGC and the Related Parties, as applicable, shall be responsible for any and all such taxes due with respect to the MGP Partnership Interests, the Passive Partnership Interests and the Alerion Assets for all time periods before the Effective Date.

(f)                                    Schedule 5.26(f) sets forth the amount of all partnership distributions that have been declared and are payable on or after the Effective Date with regard to the partnerships that are the subject of the MGP Partnership Interests, the Passive Partnership Interests and the Alerion Assets.

(g)                                 No default exists under the partnership agreements or other governing documents that pertain to the partnerships that are the subject of the MGP Partnership Interests, the Passive Partnership Interests and the Alerion Assets, nor to the best of INGC’s Knowledge, do facts exist that would support a claim that any such default exists.

(h)                                 Buyer is not acquiring and shall not be subject to that certain Joint Venture Omnibus Agreement dated August 11, 2006 by and between Hartz Trading, Inc. and INGC as amended (the “Hartz Agreement”).  In particular, Buyer shall not be subject to area of mutual interest or other provisions of the Hartz Agreement (including Section 6.1 thereof), including any partnership agreement established pursuant to the Hartz Agreement or the operating agreements provided for therein, whereby any asset or property of Buyer now owned or acquired in the future by Buyer, Buyer’s Affiliates or their respective successors, assigns, heirs, or personal representatives (including the Acquired Assets) would be subject to any rights of any party to the Hartz Agreement or their respective successors, assigns, heirs or personal representatives, it being agreed that if the Hartz Agreement or any other agreement provides for such rights, it shall be a condition to Buyer’s obligation to close this Agreement that such agreement be amended so as to terminate such rights.  Notwithstanding the above, Buyer is acquiring the Alerion Partnership Interest described in Section 1.1(i) of this Agreement, and succeeding INGC as Operator under the partnership agreement that governs the Alerion Partnership Interest and the related operating agreement..

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to and covenants and agrees with Seller as follows:

6.1                               Organization Standing and Power.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

6.2                               Authority.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Buyer and its constituents.  This Agreement has been duly and validly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable in accordance with its terms.  Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof will:

(i)                                     conflict with or result in a breach of any provision of its Articles of Organization or operating agreements;

(ii)                                  cause a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement, instrument or obligation to which Buyer is a party, or by which any of its properties or assets may be bound; or

(iii)                               violate any statute, rule or regulation or judgment, order, writ, injunction or decree of any court, administrative agency or governmental body, in each case applicable to Buyer or any of its properties or assets.  No filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

6.3                           No Conflict or Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer will (i) conflict with or result in a violation or breach of any provision of the articles of organization, operating agreement or other similar governing documents of Buyer or of any agreement, indenture or other instrument under which Buyer is bound, or (ii) violate or conflict with any Law applicable to Buyer.

6.4                           Consents.  No consent, approval, authorization or permit of, or filing with or notification to, any person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer, except as set forth in Schedule 5.5(b) and Schedule 5.21 and except for such consents, approvals, authorizations, permits, filings and notifications the failure of which to obtain or make will not have a material adverse effect on the ability of Buyer to perform its obligations under, and consummate the transactions contemplated by, this Agreement.

6.5                           Actions.  No action, suit or proceeding is pending or, to the Knowledge of Buyer, threatened against Buyer, which would be likely to have a material adverse effect on the ability of Buyer to consummate and perform the transactions contemplated by this Agreement.

6.6                           Brokers.  Neither Buyer nor any of its officers, directors, members, managers, constituents or employees has employed any broker or finder in connection with the transactions contemplated by this Agreement.  Buyer shall indemnify, defend and hold Seller harmless from any and all claims or losses relating to brokerage fees, commissions or finder’s fees owed or claimed to be owed to any broker or finder engaged or claimed to be engaged by Buyer.

ARTICLE 7
ACCESS, DUE DILIGENCE AND ENVIRONMENTAL MATTERS

7.1                           General Access and Special Indemnity.  Upon execution of this Agreement and through and until the Closing Date, Seller shall permit Buyer and its representatives (a) to have access to and inspect the Acquired Assets, subject to any required consent of third Persons, and (b) to have access at reasonable times in Seller’s offices and, in a manner so as not to interfere unduly with the business operations of Seller, to Seller’s Records insofar as the Seller may do so without (i) violating legal constraints or any legal obligation, or (ii) waiving any attorney/client work product or like privilege.  Notwithstanding the foregoing, it is understood and agreed that the Records to be made available to Buyer under this Section 7.1 shall include all of Seller’s books and records related to the ownership and operation of the Acquired Assets, including without limitation lease and mineral ownership documents, general ledgers, monthly production purchase receipts, monthly lease operating expense statements, oil and gas production records, tax payment records, partnership agreements, joint venture agreements and joint operating agreements.  Buyer agrees to indemnify and hold Seller harmless from and against any and all claims arising in connection with Buyer’s inspecting and observing the Acquired Assets and Records, including (y) claims for personal injuries to or death of employees of the Buyer, its contractors, agents, consultants and representatives, and damage to the property of Buyer or others acting on behalf of Buyer; and (z) claims for personal injuries to or death of employees of Seller or third parties, and damage to the property of the Seller or third parties, and in each case without regard to the legal basis or nature of such claims.  Without limiting the foregoing, on the date hereof, Seller shall provide reasonable access to Buyer upon its request, to all of the agreements, Leases, contracts, permits, Lease operating statements, environmental audits, assessments, and reports and other documents referenced in this Agreement or identified on the Exhibits and Schedules to this Agreement.

7.2                           Confidential Information.  Buyer agrees to maintain all information made available to it pursuant to this Agreement as confidential and to cause its officers, employees, representatives, consultants and advisors to maintain all information made available to them pursuant to this Agreement as confidential if this Agreement terminates, except as and to the extent required by law and except for any information which Buyer can demonstrate (i) is generally available to or known by the public other than as a result of improper disclosure by Buyer, (ii) is obtained by Buyer from a source other than Seller, which source was not bound by a duty of confidentiality to Seller or another party with respect to such information or (iii) was already known to Buyer prior to its disclosure by Seller.  Notwithstanding anything to the contrary, any information pertaining to or relating to the “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Sec. 1.6011-4) arising from or in respect of this Agreement and any related transactions contemplated pursuant thereto, shall not be subject to the confidentiality obligation imposed hereunder.

7.3                               Environmental Review.

(a)                                  Environmental Access.  Until five (5) days prior to Closing (the “Environmental Examination Period”), and subject to the restrictions contained in this Agreement and any required consent or waiver of any third person, Seller shall permit (i) Buyer and its representatives and consultants to have reasonable access at reasonable times in Seller’s offices, and in a manner so as not to interfere unduly with the business operations of Seller, to Seller’s environmental files and records relating to the Acquired Assets insofar as Seller may do so without waiving any attorney/client, work product or like privilege, and (ii) Buyer and its representatives and consultants to have reasonable access to the Acquired Assets for the purpose of allowing Buyer and such representatives or consultants to inspect and/or audit the Acquired Assets for any Environmental Defects (collectively, “Buyer’s Environmental Review”), all at Buyer’s sole risk, cost and expense.

(b)                                 Buyer’s Responsibility for Review.  In connection with Buyer’s Environmental Review, Buyer agrees that Buyer and its representatives or consultants shall comply in all material respects with all laws and shall exercise due care with respect to the Acquired Assets and their condition, taking into consideration the characteristics of any wastes or substances found thereon, and in light of all relevant facts and circumstances.  Promptly after completing Buyer’s Environmental Review, Buyer, at its sole cost and expense, shall restore the Acquired Assets to substantially the same condition the Acquired Assets were in at the time of Buyer’s entry thereon, in accordance with good engineering practice, if changed in any material respect due to Buyer’s Environmental Review.

7.4                               Environmental Defects.

(a)                                  Buyer’s Assertion of Environmental Defects.  On or prior to the expiration of the Environmental Examination Period, Buyer shall notify Seller in writing of any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects; provided, however, Buyer shall not assert an Environmental Defect unless (i) the Remediation Amount with respect thereto exceeds $5,000, or (ii) the aggregate Remediation Amount of all alleged Environmental Defects (other than any such Environmental Defects excluded by reason of the $1,000 threshold in the definition thereof in Appendix B but including all such Environmental Defects alleged under clause (i) of this Section 7.4(a)), exceeds $100,000.  To the extent that alleged Environmental Defects do not exceed both of the foregoing thresholds, such alleged Environmental Defects will be deemed waived.  Buyer’s written notice shall include: (i) a specific description of each Asset (or portion thereof) that is affected by the alleged Environmental Defect, (ii) a description of the alleged Environmental Defect, and (iii) a calculation of the Remediation Amount that Buyer asserts is attributable to such Environmental Defect.  For all purposes of this Agreement, Buyer shall be deemed to have waived any Environmental Defect that Buyer fails to assert as an Environmental Defect by notice given to Seller on or before the expiration of the Environmental Examination Period, all of which shall be considered “Permitted Encumbrances” hereunder.

(b)                                 Seller’s Rights and Elections.  If Buyer timely notifies Seller in writing of any Environmental Defect under Section 7.4(a), Seller shall have the right to dispute the existence of such Environmental Defect and/or the alleged Remediation Amount asserted with respect thereto in accordance with the provisions of Section 9.1 of this Agreement.  In addition, Seller, at its option, may elect, at or prior to the Closing, one of the following options with respect to the Asset or portion thereof (the “Environmental Defect Property”):

(i)                                     leave such Environmental Defect Property in the Acquired Assets and assume responsibility for the Remediation of such Environmental Defect; or

(ii)                                  withdraw such Environmental Defect Property from this Agreement, delete it from the Acquired Assets, and retain and not sell the Environmental Defect Property; provided, that if Seller wishes to make this election, Buyer may override such election and keep such Environmental Defect Property in the Acquired Assets.

If Seller elects the option set forth in clause (i) above, Seller shall implement such Remediation in a manner that complies in all material respects with the requirements of Environmental Laws and the provisions of any applicable Lease, and Seller shall have access to the Environmental Defect Property after the Closing Date to implement and complete such Remediation in accordance with this Section 7.4(b).  In conducting such Remediation, Seller shall not unreasonably interfere with Buyer’s operations at the Environmental Defect Property and shall indemnify Buyer from and against any personal injury, property damage, or other Losses arising in connection with such Remediation.  If the Remediation is subject to a mandatory report to a Governmental Authority, Seller will be deemed to have adequately completed the Remediation required hereunder upon receipt of a “no further action” or similar letter from a Governmental Authority.  If, after Seller uses reasonable efforts to obtain such a letter, no applicable regulatory program to obtain such a letter is available, or if the Remediation is not subject to a mandatory report to a Governmental Authority, Seller shall obtain a certificate from a licensed professional engineer selected by Seller and reasonably acceptable to Buyer that states that the Remediation attains compliance with Environmental Laws in all material respects, including all action levels or cleanup standards promulgated thereunder.  The foregoing notwithstanding, Seller may elect to obtain a certificate from such a licensed professional engineer with respect to the completion of Remediation of any Environmental Condition except an Environmental Condition as to which Seller has Knowledge that a Governmental Authority has asserted the existence of such Environmental Condition.  Unless and until such Remediation is so completed in accordance with this Section 7.4(b), Seller shall remain responsible for such Environmental Defect and the Remediation thereof as “Excluded Obligations.”

(c)                                  Reduction Amount.  If Seller elects to withdraw an Environmental Defect Property as set forth in Section 7.4(b)(ii), then as Buyer’s sole and exclusive remedy with respect to such Environmental Defects, Buyer shall be entitled to reduce the Purchase Price by the Allocated Value of the affected Environmental Defect Property; provided, that if Buyer overrides Seller’s election to withdraw an Environmental Defect Property under said Section 7.4(b)(ii), then the Purchase Price shall not be reduced by the Allocated Value of the affected Environmental Defect Property, by the Remediation Amount asserted with respect to such Environmental Defect Property, or otherwise and Seller shall have no obligation to implement any Remediation in connection with such Environmental Defect Property or to indemnify Buyer with respect thereto.

ARTICLE 8
TITLE MATTERS

8.1                               Buyer’s Title Review.

(a)                                  Buyer’s Assertion of Title Defects.  Until five (5) days prior to the Closing Date (the “Title Examination Period”), Buyer shall have the right to furnish Seller written notice meeting the requirements of this Section 8.1(a) (the “Title Defects Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects (defined in Section 8.2, below) and which Buyer asserts as a Title Defect with respect to any Acquired Assets pursuant to this Article 8; provided however Buyer shall not assert a Title Defect unless (i) the Title Defect Amount with respect thereto exceeds $5,000, or (ii) the aggregate Title Defect Amount of all alleged Title Defects (other than any such Title Defects excluded by reason of the $1,000 threshold under Section 8.1(c)(vi) below but including all such Title Defects alleged under clause (i) of this Section 8.1(a)), exceeds $100,000.  To the extent that alleged Title Defects do not exceed both of the foregoing thresholds, such alleged Title Defects will be deemed waived.  For all purposes of this Agreement, Buyer shall be deemed to have waived any Title Defect, which Buyer fails to assert as a Title Defect, by a Title Defect Notice given to Seller on or before the expiration of the Title Examination Period, all of which shall be considered “Permitted Encumbrances” hereunder.  Buyer’s Title Defect Notice of a Title Defect shall include (i) a brief description of the matter constituting the asserted Title Defect, (ii) the claimed Title Defect Amount attributable thereto, and (iii) reference to supporting documents reasonably necessary for Seller to evaluate the asserted Title Defect but only to the extent such documents are available.

(b)                                 Seller’s Rights and Opportunity to Cure.  If Buyer timely gives Seller a Title Defects Notice, Seller shall have the right to dispute the existence of such Title Defect and/or the alleged Title Defect Amount asserted with respect thereto in accordance with the provisions of Section 9.1 of this Agreement.  In addition, the following terms and conditions shall apply with respect to any Title Defect asserted by Buyer in a timely Title Defect Notice:

(i)                                     Seller shall have until the Closing Date, at its cost and expense, if it so elects but without obligation, to cure all or a portion of such asserted Title Defects.  Any asserted Title Defects that are waived by Buyer within such time shall be deemed “Permitted Encumbrances” hereunder.  Subject to Section 8.1(b)(ii) and Seller’s right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto under Section 9.1, if Seller within such time fails to cure any Title Defect of which Buyer has given timely written notice as required above, and Buyer has not and does not waive same on or before the Closing Date, each Asset affected by such uncured and unwaived Title Defect shall be a “Title Defect Property.”

(ii)                                  If Buyer furnishes to Seller a timely Title Defect Notice(s) of one or more Title Defects and the same are not waived or cured as provided in Section 8.1(b)(i), as applicable, Seller may elect to close the transactions contemplated hereby and retain the right to cure any such Title Defects after Closing.  In such event, but subject to Seller’s right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto under Section 9.1, the Purchase Price shall be subject to reduction pursuant to Section 8.1(c), taking into account all Title Defect Amounts attributable to the Title Defect Properties affected by the Title Defects which Seller elects to cure after Closing.  Seller shall have ninety (90) calendar days after the Closing Date in which to attempt to cure any such Title Defect. If Seller so cures any such Title Defect within such ninety (90) day period, then Buyer shall promptly pay Seller the Title Defect Amount with respect to the Title Defect so cured, but not exceeding the aggregate amount of the reductions in the Purchase Price that Buyer received as a result of any Title Defects.  Buyer may dispute whether any such Title Defect has been so cured by giving Seller prompt written notice thereof and in that event the matter shall be resolved in accordance with the provisions of Section 9.1 of this Agreement.

(c)                                  Buyer’s Title Adjustments.  Buyer shall be entitled to reduce the Purchase Price by the aggregate amount of the Title Defect Amounts.  “Title Defect Amount” shall mean, with respect to a Title Defect Property, the amount by which the value of such Title Defect Property is impaired as a result of the existence of one or more uncured and unwaived Title Defects, which amount shall be determined as follows and subject to the following conditions:

(i)                                     If the Title Defect results from Seller having a lesser Net Revenue Interest, or a greater Working Interest in such Title Defect Property than the Net Revenue Interest or the Working Interest specified therefor in Schedule 1.1(a) or in Schedule 1.1(b), the Title Defect Amount shall be equal to the difference between the Allocated Value and the product obtained by multiplying the Allocated Value for such Title Defect Property by a fraction, the numerator of which is the PW12 value calculated using the Aries file provided to Nytis (“Aries”) at the lesser Net Revenue Interest or greater Working Interest, as applicable, and the denominator of which is the PW12 value calculated by using Aries at the Net Revenue Interest and Working Interest specified for such Title Defect Property in Schedule 1.1(a) and in Schedule 1.1(b).  Attached hereto as Schedule 8.1(c)(i) is an example of a calculation of how the Title Defect Amount is determined based on a Well that has either a Net Revenue Interest that is less than or a Working Interest that is greater than that specified for such Well in Schedule 1.1(b).

(ii)                                  If the Title Defect results from the existence of a lien, the Title Defect Amount shall be an amount sufficient to discharge such lien.

(iii)                               If the Title Defect results from any matter not described in paragraphs (i) or (ii) above, the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect; provided, that if such Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall be the reasonable cost and expense of curing such Title Defect, if less.

(iv)                              The Title Defect Amount attributable to a Title Defect Property shall not exceed the Allocated Value for such Title Defect Property.

(v)                                 No Title Defect Amount shall be allowed on account of and to the extent that an increase in Seller’s Working Interest in a Well has the effect of proportionately increasing Seller’s Net Revenue Interest in such Well.

(vi)                              Notwithstanding the foregoing, if the Title Defect Amount determined pursuant to this Section 8.1 with respect to a Title Defect Property is less than $1,000, then the Title Defect Amount with respect to such Title Defect Property shall be deemed to be zero (0).

8.2                               Determination of Title Defects.  An Asset shall not be deemed to have a “Title Defect” if the following statements are true in all material respects with respect to such Asset as of the Closing Date:

(a)                                  Seller has Defensible Title thereto.

(b)                                all rentals, Pugh clause payments, shut-in gas payments and other similar payments (including royalties, overriding royalties and other similar payments on production required to be paid under the terms of any Lease, farmout agreement or other contract or agreement where the failure to make a payment in accordance with such terms could (i) prevent Seller from receiving the proceeds of production attributable to Seller’s interest therein, or (ii) result in cancellation of Seller’s interest therein) due with respect to such Asset have been properly and timely paid.

(c)                                 Seller is not in default under the material terms of any lease, farmout agreement or other contract or agreement with respect to such Asset that could (i) prevent Seller from receiving the proceeds of production attributable to Seller’s interest therein, or (ii) result in cancellation of Seller’s interest therein.

(d)                                defects based solely on: (i) lack of information in Seller’s files; (ii) references to a document(s) if such document(s) is not in Seller’s files; or (iii) Tax assessments, Tax payments or similar records that are available to Buyer in the records of a Governmental Authority;

(e)                                 defects in the chain of title such as minor name discrepancies, or the mere failure to recite marital status in a document, unless Buyer provides evidence that such failure or omission results in another party’s superior claim of title to the relevant Asset or portion thereof;

(f)                                   defects that have been cured by applicable Laws of limitation or prescription and not subject to any dispute or claim to the contrary; and.

(g)                                   defects disclosed in writing to Buyer by Seller and accepted by Buyer in writing prior to the execution of this Agreement.

The foregoing notwithstanding, any failure to provide consents and otherwise satisfy Preference Rights and Transfer Requirements shall constitute a Title Defect with respect to the Acquired Assets affected, including interests in properties that are indirectly owned through the partnerships that comprise the MGP Partnership Interests, the Passive Partnership Interests and the Alerion Assets.

8.3                           Preference Rights and Transfer Requirements.  Buyer shall notify Seller if it discovers that any Acquired Assets are subject to Preference Rights or Transfer Requirements (other than those set forth on Schedule 5.5(b) or Schedule 5.21).  Seller shall make a good-faith effort to obtain waivers of all Preference Rights and Transfer Requirements as to which Buyer has so notified Seller together with those set forth on Schedule 5.5(b) and Schedule 5.21 or required to be furnished under Section 4.3(f).  If a Preference Right is timely exercised prior to Closing, the Purchase Price shall be adjusted downward in an amount equal to the Allocated Value for the Asset with respect to which the Preference Right has been exercised and such Asset shall be deleted from this Agreement.  As to any Asset with respect to which a Transfer Requirement has not been obtained prior to Closing, Buyer may waive such Transfer Requirement and accept an assignment covering such Asset without an adjustment in the Purchase Price.  If Buyer does not waive the Transfer Requirement, then an adjustment shall be made to the Purchase Price based upon the Allocated Value of the Asset so affected and, if the Transfer Requirement is obtained after Closing, then Buyer shall pay Seller such Allocated Value and receive an assignment of such Asset from Seller pursuant to this Agreement.  If a Preference Right burdening an Asset has not been exercised or waived prior to Closing, an adjustment shall be made to the Purchase Price based upon the Allocated Value of the Asset so affected and, if the Preference Right is waived by the holder thereof after Closing, then Buyer shall pay Seller such Allocated Value and receive an assignment of such Asset from Seller pursuant to this Agreement.  If the Preference Right is exercised after Closing, Seller shall be entitled to all proceeds paid for such interest by the third party exercising such Preference Right, and Seller shall be responsible for conveying title to the Asset affected by said Preference Right to the party exercising the same.  For the avoidance of doubt, all Acquired Assets (and all obligations and liabilities in connection therewith) which are retained by Seller pursuant to this Section 8.3 shall be Excluded Obligations for all purposes under this Agreement, provided that if Seller subsequently assigns any such Asset to Buyer pursuant to the terms of this Section 8.3, such Asset (and all obligations and liabilities in connection therewith) shall thereupon no longer be Excluded Obligations but shall be Assumed Obligations of Buyer.

ARTICLE 9

DEFERRED CLAIM AND DISPUTES

9.1                               Deferred Claims and Disputes.  Seller shall notify Buyer of any Title Defects or Environmental Defects that it disputes no later than two (2) days before Closing.  Otherwise, Seller shall be deemed to have accepted such Defects, whereupon they shall be deemed “Permitted Encumbrances” as provided in Article 7 or 8 of this Agreement.  In the event that Buyer and Seller have not agreed upon (i) the existence of one or more Title Defects or one or more adjustments, credits or offsets claimed by Buyer or Seller pursuant to and in accordance with the requirements of Article 8, or (ii) the existence of one or more Environmental Defects, any Remediation, Remediation Amount or plan therefor, under Article 7, then unless such dispute or claim (a “Disputed Defect”) is waived in writing by Buyer, such Disputed Defects shall be settled pursuant to this Article 9, and shall not prevent or delay Closing.  The amount attributable to any Disputed Defects (including the Remediation Amounts and Title Defect Amounts) shall be a reduction in the Purchase Price due at Closing.  Buyer shall place such amount in an escrow account under the terms of the Escrow Agreement pending resolution of the dispute as provided for herein.  If the parties are unable to resolve the dispute by informal discussions within 30 days of Closing, then the dispute resolution procedure set forth in Section 18.3 shall apply.

ARTICLE 10
COVENANTS OF SELLER

Seller hereby covenants and agrees with Buyer as follows:

10.1                        Conduct of Business Until Closing Date.  Except as permitted or required hereby or as Buyer may otherwise consent in writing, between the date hereof and the Closing Date:

(a)                                  Seller will:

(i)                                     operate the Acquired Assets only in the usual, regular and ordinary manner as such business was conducted before the execution of this Agreement;

(ii)                                  maintain all Acquired Assets, whether owned or leased, in substantially the same condition as they now are, except for (A) damage due to unavoidable casualty; (B) reasonable wear and tear which do not materially adversely affect its operations; and (C) on-going production of natural gas from the Leasehold Interests and the Wells;

(iii)                               as to any Acquired Asset materially damaged before the Closing Date by casualty not covered by insurance, at Buyer’s option and, at Seller’s sole cost and expense, either (A) restore it to its condition before such damage; (B) replace it with another item of similar quality and condition; or (C) reduce the Purchase Price by the amount of such loss.  Should Buyer elect option (C), Seller shall, at its option, be entitled to elect to remove the damaged Acquired Asset from the sale and reduce the Purchase Price by the Allocated Value of the damaged Acquired Asset;

(iv)                              comply in all material respects with all Laws that apply to the Acquired Assets and the operation thereof;

(b)                                 Seller will not, other than in the ordinary course of business:

(i)                                     convey, transfer, sell, lease or otherwise dispose of any material Acquired Asset; or

(ii)                                  change, amend or terminate any Assumed Obligation; and

(c)                                  Seller will not:

(i)                                     without prior disclosure to Buyer and Buyer’s written consent encumber, mortgage, or voluntarily subject to lien any of the Acquired Assets; or

(ii)                                  breach or violate or cause any of the representations and warranties contained in Article 5 of this Agreement to be breached or violated.

10.2                        Advice of Changes.  Between the date hereof and the Closing Date, Seller will advise Buyer promptly in writing of any material fact of which Seller becomes aware, which, if known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement.

10.3                        Conduct.  Except as permitted or required hereby or as Buyer may otherwise consent in writing, Seller will not enter into any transaction, take any action or fail to take any action, which would result in any of the representations and warranties of Seller contained in this Agreement or in any Schedule or Exhibit hereto not being true and correct at and as of the time immediately after such transaction has been entered into or such event has occurred and on the Closing Date.

10.4                        Further Assurances.  Seller will at any time and from time to time after the Closing, upon the reasonable request of Buyer, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be required for the transferring, assigning, conveying, granting, assuring and confirming to Buyer, or for aiding and assisting in the collection of or reducing to possession by Buyer, of the Acquired Assets, or to vest in Buyer good, valid and marketable title to the Acquired Assets and otherwise to consummate the transactions contemplated by this Agreement.

10.5                        Employee Matters.  Prior to the Closing Date, Buyer may request INGC to sever its employment relationship with any employee who is designated by Buyer in accordance with this Section 10.5.  No later than five (5) Business Days prior to Closing, Buyer shall provide Seller with a written notice of which employees of Seller it wishes to hire following the Closing.  Upon receipt of such notice and in any event prior to Closing, Seller will consider Buyer’s request in good faith, giving consideration to the needs of Buyer following Closing to receive the benefits of the transactions hereunder, the remaining needs of INGC, and the wishes of the employee.  Seller shall be responsible for any and all severance, termination benefits and other liabilities associated with the termination of employment of its employees, it being understood and agreed that Buyer shall only be responsible for those employees that it in fact hires after the Closing and then only as of the date such employees are hired by Buyer and in accordance with the terms of employment agreed to by Buyer and such employees.

10.6                        Tax Records and Tax Matters.

(a)                                  At Buyer’s election, Seller shall retain records pertaining to Tax matters for periods prior to the Effective Date, provided that Seller shall provide Buyer complete access to such Tax matters records, including Tax returns with respect to the MGP Partnerships, the Passive Partnerships, and the Alerion Assets for the seven (7) years preceding the Effective Date and all back-up relating thereto and from which such Tax returns were prepared.  Seller shall be responsible for and shall indemnify and hold Buyer harmless from and against any and all Losses arising out of or in connection with all Tax matters for all periods prior to the Effective Date without regard to the limits provided in Article 17 or elsewhere in this Agreement.

(b)                                 The parties shall cooperate to assure the timely preparation and filing of partnership tax returns for 2010 with respect to the partnerships that are the subject of the MGP Partnership Interests and the Alerion Partnership Interest, including the preparation and furnishing of K-1’s to each of the partners in such partnerships, provided however, (i) Buyer shall not be obligated to incur any costs or liability in connection therewith (other than costs which the partners of such partnerships, including as applicable INGC and the Related Parties, are required to bear and which Buyer, as successor to INGC, is entitled to collect and has collected or been reimbursed for), (ii) INGC shall be responsible for the initial preparation of such partnership tax returns and K-1’s for 2010 and shall be reimbursed by Buyer for the costs thereof in an amount consistent with past practice but only to the extent that such charges are charged through to and collected from the partners in such partnerships (including as applicable INGC and the Related Parties) by Buyer, as successor in interest to INGC with respect to such partnership interests, and (iii) Seller (as applicable INGC or the Related Parties) shall indemnify and hold Buyer harmless from all Losses in connection with all Tax returns and Tax matters relating to such 2010 tax returns without regard to the limitations set forth in Article 17 or elsewhere in this Agreement, provided that Buyer shall indemnify Seller (as applicable INGC or the Related Parties) to the extent that any decision made or action taken by Buyer with respect to such tax returns causes Seller (as applicable INGC or the Related Parties) to incur Losses.

(c)                                  As a condition to Seller’s representation and warranty in Section 5.17(ii) of this Agreement, Buyer agrees that it will continue to use the personal property identified on Schedule 5.17 as exempt from sales tax at the time it was acquired by Seller for the same purpose such personal property was originally acquired by Seller and in the same location.

10.7                        Assistance.  Each of Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns and any audit, litigation or other proceeding with respect to Taxes.  Except as otherwise provided in this Agreement, the party requesting assistance under this Section 10.7 shall reimburse the other party for reasonable expenses incurred in providing such assistance.  In addition, each of Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with Buyer’s preparation of audited financial statements relating to the Acquired Assets, including completion of the audited financial statements that Buyer will commence during the due diligence period under Section 7.1 of this Agreement and continuing after the Closing until such audit has been completed or expiration of the 90-day period following Closing, whichever occurs first.  In connection with Buyer completing such audited financial statements, Seller shall, on a timely basis, provide Buyer and its representatives access to its books and records, including work papers, and shall make its personnel and representatives who are familiar with such books and records available to Buyer and its representatives.  In connection with Buyer’s completion of the referenced audited financial statements after the Closing, to the extent Buyer’s requests include use of personnel from Jerome A. Kanney, CPA, PSC, Buyer shall pay the rate per hour for such services as set forth in the Services Agreement, plus reimbursement for reasonable expenses.  In connection with Buyer’s preparation of audited financial statements relating to the Acquired Assets prior to Closing, including access to Seller’s books and records and personnel (including access to personnel from Jerome A. Kanney, CPA, PSC), the parties acknowledge and agree that no additional charges will be made it being understood that any such charges are covered by the $25,000 per month fee under Section 3.4(a)(i) of this Agreement.

ARTICLE 11
COVENANTS OF BUYER

Buyer hereby covenants and agrees with Seller as follows:

11.1                        Confidentiality; Return of Documents.  Unless and until the transactions contemplated by this Agreement are consummated, Buyer will keep in confidence all proprietary and financial information of Seller including information concerning its customers, suppliers, business and know-how, and will not, except to the extent required by law or to the extent any such information is otherwise publicly available or received from a third party not affiliated with Seller, without the prior written consent of Seller, reveal any such financial or proprietary information to any third party other than affiliates or representatives of Buyer and potential lenders and other providers of funds each of whom shall agree to be bound by the same restrictions with respect to confidentiality imposed on Buyer hereunder.  If the transactions contemplated by this Agreement are not consummated, Buyer will return to Seller, at Seller’s request, all documents supplied to Buyer by Seller pursuant to the provisions of this Agreement.

11.2                        Access to Records.  Following the Closing, Buyer will upon request provide Seller, its accountants and attorneys reasonable access at times to be designated by Buyer during normal working hours, to the Records which are to be transferred to Buyer pursuant to this Agreement.

ARTICLE 12
CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by Buyer:

12.1                        Authorization.  All action necessary to authorize the execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby will have been duly and validly taken by Seller, and Seller will have full power and right to sell the Acquired Assets as contemplated hereby.

12.2                        Accuracy of Representations and Warranties.  The representations and warranties of Seller contained in this Agreement and in any schedule or exhibit hereto shall be true and accurate on and as of the Closing Date, with the same force and effect as if made on the Closing Date, except as affected by transactions contemplated or permitted hereby.

12.3                        Performance of Agreements.  Seller shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement or any schedule or exhibit hereto, including, but not limited to, each of Seller’s obligations under Section 4.3.

12.4                        No Action or Legislation.  No Federal, state, territorial, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts, delays or materially adversely affects the consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of such transactions.  No temporary restraining order or injunction shall be in effect restraining the consummation of the transactions contemplated hereby.

12.5                        Releases.  Buyer shall have been provided with copies of releases in form reasonably satisfactory to Buyer, of the INGC Permitted Encumbrances, the Related Party Permitted Encumbrances, and any and all mortgages, security interests, indebtedness, monetary liens and other Encumbrances or burdens (other than Permitted Encumbrances) affecting the Acquired Assets.

ARTICLE 13
CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by Seller.

13.1                        Authorization.  All action necessary to authorize the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby will have been duly and validly taken by Buyer.

13.2                        Accuracy of Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement or in any schedule or exhibit hereto shall be true and accurate on and as of the Closing Date, with the same force and effect as if made on the Closing Date, except as affected by transactions contemplated or permitted hereby.

13.3                        Performance of Agreements.  Buyer shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement or any schedule or exhibit hereto, including, but not limited to, each of Buyer’s obligations under Section 4.4.

13.4                        No Action or Legislation.  No Federal, state, territorial, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts, delays or materially adversely affects the consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of such transactions.  No temporary restraining order or injunction shall be in effect restraining the consummation of the transactions contemplated hereby.

ARTICLE 14
ADDITIONAL CLOSING CONDITIONS

14.1                        Regulatory Approvals.  As a further condition to the obligations of both Seller and Buyer to proceed with the Closing contemplated hereby, all governmental permits and other regulatory approvals that are required by Law to be obtained prior to Closing with respect to the purchase and sale of the Acquired Assets shall have been obtained prior to Closing, including the filing of any notifications and reports that may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  Buyer and Seller shall use commercially reasonable efforts to obtain all such governmental permits and other regulatory approvals, and Buyer and Seller agree to cooperate in the preparation and filing of the required applications and notices with the appropriate Governmental Authorities.

14.2                        Suspense Proceeds.  Seller shall transfer to Buyer the aggregate amount of any proceeds of production attributable to the Acquired Assets, which Seller is holding in suspense as of the Closing Date, including amounts shown on Schedule 5.22.  Buyer shall be responsible for the proper distribution of the suspended amounts so transferred as an Assumed Obligation, and Buyer agrees to indemnify, defend and hold Seller harmless from and against all any and all Losses arising in connection with the suspended amounts so transferred.

14.3                        Partnership Funds.  Seller shall transfer to Buyer the amount of any partnership funds that it holds or otherwise controls as the Managing General Partner of the general partnerships listed on Schedule 1.1(c) and on Schedule 1.1(i) of this Agreement.

ARTICLE 15
POST CLOSING MATTERS

15.1                        Records.  Within seven (7) Business Days after Closing, Seller shall deliver the Records to Buyer provided that Buyer, at its election may choose to have Seller retain Records with regard to Tax matters as contemplated in Section 10.6 of this Agreement.  Seller shall be entitled to keep a copy of any such Records for its files.  Buyer agrees to maintain the Records until the seventh (7th) anniversary of the Closing Date (or for such longer period of time as Seller shall advise Buyer is necessary in order to have the Records available with respect to open years for tax audit purposes), or, if any of the Records pertain to any claim or dispute pending on the seventh (7th) anniversary of the Closing Date, Buyer shall maintain any of the Records designated by Seller until such claim or dispute is finally resolved and the time for all appeals has been exhausted.  Buyer shall have no continuing obligation under this Section 15.1 to the extent that the Records pertain to Acquired Assets that it sells or otherwise disposes of, provided that the transferee assumes Buyer’s obligation so to maintain such Records in connection with such disposition and to permit Seller access thereto.

15.2                        Final Settlement Statement.  As soon as practicable after the Closing, but in no event later than ninety (90) days after Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement (the “Final Settlement Statement”) setting forth each adjustment to the Closing Statement, finally determined as of Closing, and showing the calculation of such adjustments.  Within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made in good faith to resolve any questions with respect to the amounts due pursuant to such Final Settlement Statement.  If the Parties fail to resolve any differences in the Final Settlement Statement and Buyer’s report of proposed changes within ninety (90) days after the later of Buyer’s receipt of the Final Settlement Statement or Seller’s receipt of Buyer’s written report in response thereto, the matters in dispute shall be submitted to the dispute resolution procedures set forth in Section 18.3.

15.3                        Remittance of Proceeds by Seller and Buyer.  If, following Closing, Seller receives proceeds attributable to production from the Acquired Assets after the Effective Date, it shall immediately remit such proceeds to Buyer, together with a copy of the purchaser detail.  Likewise, if, following Closing, Buyer receives proceeds attributable to production from the Acquired Assets before the Effective Date, it shall immediately remit such proceeds to Seller, together with a copy of the purchaser detail.

15.4                        Taxes.  Seller and Buyer shall cooperate in the preparation of Internal Revenue Service Form 8594, including all required amendments thereto, in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, to report the allocation of the Purchase Price among the Parties.

15.5                        Further Assurances.  Seller and Buyer agree that, from time to time after the Closing Date, they will execute and deliver such further instruments, and take or cause to take, such other action as may be necessary to carry out the purposes and intents of this Agreement.

ARTICLE 16
TERMINATION

16.1                        Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by Seller or Buyer at any time after April 30, 2011, other than due to the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement, including such other party’s obligation to close in accordance with this Agreement;

(b)                                 by either Seller or Buyer if the total Purchase Price Adjustments required to be made at Closing under Articles 3, 7, and 8 exceed Three Million US dollars (US $3,000,000).

(c)                                  by Buyer if there has been a violation or breach by Seller of any material agreement, representation or warranty of Seller contained in this Agreement (including Seller’s obligation to close in accordance with the terms of this Agreement) and such violation or breach has not been waived by Buyer, or, with respect to a violation or breach of an agreement, cured by the deadline provided in Section 16.1(a) above (or by its nature cannot be cured);

(d)                                 by Seller, if there has been a violation or breach by Buyer of any material agreement, representation or warranty of Buyer contained in this Agreement (including Buyer’s obligation to close in accordance with the terms of this Agreement) and such violation or breach has not been waived by Seller or, with respect to a violation or breach of an agreement, cured by the deadline provided in Section 16.1(a) above (or by its nature cannot be cured).

In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to this Section 16.1, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto; provided, however, that following such termination the parties shall continue to be bound by the confidentiality obligations set forth in this Agreement and Buyer shall promptly return to Seller all documents which Buyer received from Seller for purposes of evaluating the transaction.

In the event of termination of this Agreement under Section 16.1 (b) or (c) or by Buyer pursuant to Section 16.1(a) following Seller’s failure to close in accordance with the terms of this Agreement, the Deposit shall be refunded to Buyer.  In the event of termination under Section 16.1(d) or by Seller pursuant to Section 16.1(a) following Buyer’s failure to close in accordance with the terms of this Agreement, the Deposit shall be paid to Seller as liquidated damages as Seller’s sole and exclusive remedy, all other remedies being expressly waived by Seller, the parties having agreed that (y) actual damages in such circumstances would be difficult to ascertain and not reasonably subject to determination, and (z) the amount of liquidated damages agreed upon by the parties is (A) both reasonable and not disproportionate to the damages that would actually be sustained and (B) not in the nature of a penalty.  In the event of termination by Buyer under Section 16.1(c) or by Buyer pursuant to Section 16.1(a) following Seller’s failure to close in accordance with the terms of this Agreement, Buyer may either (i) enforce its equitable remedies for such breach or failure, including specific performance of this Agreement, or (ii) bring legal action to recover damages (subject to the limitations in Section 18.18), provided that any such damages shall be limited to the sum of $3,000,000 unless Seller’s failure to close is attributable to Seller negotiating with or closing a sale of all or part of the Acquired Assets to a third party not affiliated with Buyer in which case there shall be no limit on such damages except as provided in Section 18.18.  The foregoing remedies shall be Buyer’s sole and exclusive remedies for such termination, all other remedies being expressly waived by Buyer.

ARTICLE 17
SURVIVAL AND INDEMNIFICATION

17.1                        Survival.  All representations, warranties and covenants contained herein shall survive the Closing for the period that ends on the first anniversary of the Closing Date, at which time such representations, warranties and covenants shall expire except that (i) Seller’s representations, warranties and covenants in Section 2.3, Section 3.4(b)(vii), Section 5.11, Section 5.12, Section 5.17, Section 5.26, Section 10.4, Section 10.6, Section 10.7, Article 15 and Section 18.2 of this Agreement shall survive indefinitely, and (ii) Buyer’s representations, warranties and covenants in Section 2.3, Section 3.4(b)(vii), Section 6.6, Section 10.4, Section 10.6, Section 10.7, Section 11.2, Article 15 and Section 18.2 of this Agreement shall survive indefinitely.  The date on which the parties’ respective representations, warranties and covenants expire under this Section 17.1 is referred to herein as the “Survival Date.”

17.2                        Indemnification by Seller.  Upon Closing, Seller shall defend, indemnify and hold harmless Buyer, its Affiliates and their respective members, directors, officers, employees, agents and other representatives from and against the following:

(a)                                  All Losses arising from the breach by Seller of any representation or warranty set forth in this Agreement that survives Closing;

(b)                                 All Losses arising from the breach by Seller of any covenant set forth in this Agreement that survives Closing;

(c)                                  All Losses arising from or in connection with the Excluded Obligations.

Notwithstanding the above, the following limitations shall apply to Seller’s indemnification obligations:

(i)                                     Seller shall not be obligated to indemnify Buyer for any Loss under clause (a) and clause (b) of this Section 17.2 unless Buyer has delivered a written notice of such Loss prior to expiration of the Survival Date.  Any such Loss for which Seller does not receive written notice prior to expiration of such survival period shall be deemed to be an Assumed Liability.

(ii)                                  The amount of Losses required to be paid by Seller to indemnify Buyer pursuant to this Agreement shall be reduced to the extent of any amounts actually received by Buyer pursuant to the terms of insurance policies (if any) covering such claim.

(iii)                               Seller’s indemnification obligations shall not cover any Loss relating to or arising in connection with Environmental Defects or Title Defects for which Buyer received a Purchase Price Adjustment or other resolution under Article 7 or Article 8, or a Purchase Price Adjustment under Article 3; and

(iv)                              In no event will Seller’s aggregate liability under Section 17.2(a) exceed Ten Million Dollars ($10,000,000) except as otherwise specifically provided in this Agreement.

17.3                        Indemnification by Buyer.  Upon Closing, Buyer shall defend, indemnify, and hold harmless Seller, its Affiliates and their respective members, managers, directors, officers, employees, agents and other representatives from and against the following:

(a)                                  All Losses arising from the breach by Buyer of any representation or warranty set forth in this Agreement that survives Closing;

(b)                                 All Losses arising from the breach by Buyer of any covenant set forth in this Agreement;

(c)                                  All Losses arising from the ownership and operation of the Acquired Assets after the Effective Date but excluding the Excluded Obligations; and

(d)                                 All Losses arising from the Assumed Liabilities.

Notwithstanding the above, the following limitations shall apply to Buyer’s indemnification obligations:

(i)                                     Buyer shall not be obligated to indemnify Seller for any Loss under clause (a) and clause (b) of this Section 17.3 unless Seller has delivered a written notice of such Loss prior to expiration of the Survival Date.  Any such Loss for which Buyer does not receive written notice prior to expiration of such survival period shall be deemed to be an Excluded Obligation.

(ii)                                  The amount of Losses required to be paid by Buyer to indemnify Seller pursuant to this Agreement shall be reduced to the extent of any amounts actually received by Seller pursuant to the terms of insurance policies (if any) covering such claim.

(iii)                               In no event will Buyer’s aggregate liability under Section 17.3(a) exceed Ten Million Dollars ($10,000,000); provided that such limitation shall not apply to Buyer’s liabilities attributable to Buyer’s ownership and operation of the Acquired Assets following Closing.

17.4                        Notification.  As soon as reasonably practical after obtaining knowledge thereof, an indemnified party shall notify the indemnifying party of any claim or demand which the indemnified party has determined has given or could give rise to a claim for indemnification under this Article 17.  Such notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim and the alleged basis for the claim, and the amount (to the extent then determinable) of liability for which indemnity is asserted.  In the event any action, suit or proceeding is brought with respect to which a party may be liable under this Article 17, the defense of the action, suit or proceeding (including all settlement negotiations, trial, appeal, or other proceeding) shall be at the discretion of and conducted by the indemnifying party.  If an indemnified party shall settle any such action, suit or proceeding without the written consent of the indemnifying party (which consent shall not be unreasonably withheld, conditioned or delayed), the right of the indemnified party to make any claim against the indemnifying party on account of such settlement shall be deemed conclusively denied. An indemnified party shall have the right to be represented by its own counsel at its own expense in any such action, suit or proceedings, and if an indemnified party is named as the defendant in any action, suit or proceedings, it shall be entitled to have its own counsel and defend such action, suit or proceeding with respect to itself at its own expense.  Subject to the foregoing provisions of this Article 17, neither Party shall, without the other Party’s written consent, settle, compromise, confess judgment or permit judgment by default in any action, suit or proceeding if such action would create or attach any liability or obligation to the other Party.  The Parties agree to make available to each other, and to their respective counsel and accountants, all information and documents reasonably available to them which relate to any action, suit or proceeding, and the Parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

17.5                        Recoveries.  In the event an Indemnified Party receives payment (including, without limitation, proceeds of insurance and payments on accounts receivable) with respect to a matter for which it has been indemnified by the Indemnifying Party, the Indemnified Party will promptly pay the amount of such payment up to the indemnification received, to the Indemnifying Party.

17.6                        Characterization.  Any amounts paid by an Indemnifying Party to an Indemnified Party pursuant to this Article 12 shall be treated for all tax purposes as adjustments to the Purchase Price.

17.7                        Buyer’s Due Diligence.  Buyer’s right to indemnification, reimbursement, or other remedy based on representations, warranties, covenants, given by or obligations undertaken shall be limited by any investigation conducted with respect to, or any knowledge acquired (or reasonably capable of having been acquired) about, the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant, or obligation.

ARTICLE 18
MISCELLANEOUS

18.1                        Interpretation.  The parties agree that this Agreement is the product of negotiation, and expressly waive the rule of interpretation of a writing against the drafter.  Any reference to a particular gender shall be deemed to include all other genders unless the context otherwise requires.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not effect in construction or interpretation.  All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles and Sections of this Agreement, all references to Schedules and Exhibits refer to the corresponding Schedules and Exhibits to this Agreement.

18.2                        Expenses.  Seller will bear all fees, costs and expenses incurred by Seller (as applicable, INGC or the Related Parties) in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, legal and accounting fees and expenses.  Buyer will bear all fees, costs and expenses incurred by Buyer in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, legal and accounting fees and expenses.  Buyer shall be responsible for (i) all transfer, stamp, documentary and similar taxes imposed on the parties hereto with respect to the purchase and sale of the Acquired Assets contemplated pursuant to this Agreement, including transfer taxes imposed by Governmental Authorities on the transfer of the Wells and the transfer of title to motor vehicles listed in Schedule 1.1(j); (ii) all recording, filing or registration fees for any assignment or conveyance delivered to Buyer under or pursuant to this Agreement.  Buyer shall be responsible for sales tax, if any, resulting from the purchase and sale of the Acquired Assets pursuant to this Agreement except that Seller (as applicable INGC and the Related Parties) shall be responsible for any Kentucky sales taxes imposed with respect to the purchase and sale of items of personal property identified in Schedule 5.17 as being exempt from the imposition of sales and use tax at the time such personal property was originally acquired, it being understood that such exemption is the basis for an exemption for Kentucky sales tax on the sale of such personal property to Buyer under this Agreement, and it being further understood that Buyer has agreed with Seller that Buyer will continue to use said personal property for the same purpose for which it was originally acquired by Seller and in the same location; (iii) Buyer shall be responsible for and pay all such taxes with respect to the purchase and sale of personal property included in the Acquired Assets and located in West Virginia for time periods including the Effective Date and thereafter, even if the tax notice is issued in the name of Seller, unless such tax is imposed due to Seller (as applicable INGC or Related Parties) having engaged in more than four (4) “isolated transactions” as contemplated in W. Va. Code §11-15-9(a) and the applicable rules and regulations adopted pursuant thereto; and (iv) Seller (as applicable INGC or Related Parties) shall be responsible for and pay all such taxes with respect to the purchase and sale of personal property included in the Acquired Assets and located in West Virginia for time periods prior to the Effective Date, even if the tax notice is issued in the name of Buyer unless such taxes are imposed due to Buyer having engaged in more than (four(4) such isolated transactions.  Buyer and Seller shall join in a sales tax return, if any, required to be filed.  Seller shall file any required sales tax return.  All other costs and expenses incurred by each Party hereto in connection with all things required to be done by it hereunder, including attorneys’ fees, accountant fees and the expense of environmental and title examination, shall be borne by the Party incurring same.

18.3                        Arbitration.  Any dispute or question arising as to the interpretation of any clause of, or the rights and liabilities of the parties under, in any manner relating to, this Agreement, if not resolved by negotiation, shall be referred to binding arbitration before a single arbitrator in Lexington, Kentucky, under the rules and procedures of the American Arbitration Association relating to the selection of arbitrators for the determination of issues.  This agreement to arbitrate is supported by adequate consideration, receipt of which is acknowledged.  The decision of the arbitrator will be binding, final and conclusive on the parties, and judgment on the arbitrator’s decision may be entered in any court having jurisdiction thereof.  This agreement to arbitrate is binding upon the respective successors, heirs, legal representatives, assigns and transferees of the parties.  The arbitrator may, sua sponte or upon the written request of a party, issue written directions as to the scope and timetable for discovery.  In the event that the arbitrator should determine that the matter(s) in dispute may be resolved by a review of a written record, and that a hearing is not necessary, each party waives the right to a hearing.  The arbitrator shall be charged to render a written opinion reciting the facts as determined and the applicable law as applied.  Except as provided in Section 18.18, the arbitrator may award injunctive and other equitable relief, as well as an award of monetary damages.  No claim of fraud, duress or other basis for revocation of contract made with respect to this Agreement shall limit or preclude the enforcement of this agreement to arbitrate except as such fraud, duress or other basis for revocation shall arise with particularity to this agreement to arbitrate, and each party conclusively agrees that this provision shall be interpreted in a manner consistent with the separability doctrine of Prima Paint Corp. v. Flood and Conklin Mfg. Co., 388 U.S. 395 (1967).

18.4                        Binding Effect.  This Agreement shall become binding and effective when executed by Buyer and by Seller.  This Agreement shall not be assignable by either Buyer or Seller without the prior written consent of the other, which consent shall not unreasonably be withheld, provided that without relieving Buyer of any of its obligations under this Agreement, Buyer may assign this Agreement to a credit-worthy Affiliate of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with transactions contemplated hereby; provided further that INGC and any Related Party may assign their rights hereunder to any members or owners thereof who assume and agree to be bound by the terms of this Agreement in writing.  Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors, heirs, legal representatives and permitted assigns of the parties hereto.  This Agreement constitutes an agreement among the parties hereto and none of the agreements, covenants, representations or warranties contained herein shall be for the benefit of any third party not a party to this Agreement except such rights as shall inure to a successor or permitted assignee pursuant to this Section 18.4.

18.5                        Severability.  The various provisions of this Agreement as well as the related agreements of the parties are inter-related, and all contribute to and form part of the complete agreement of the parties.  In the event that any provision of this Agreement (or of a related agreement) should be determined to be invalid or unenforceable, the balance of the provisions shall be interpreted and applied so as to give maximum legal effect to the agreement of the parties as originally contemplated.

18.6                        Non-Reliance.  The making, execution, and delivery of this Agreement by the parties hereto have not been induced by any representations, warranties, statements, or agreements other than those expressed in this Agreement.

18.7                        Entire Agreement; Amendments.  This Agreement (including the Schedules and Exhibits attached hereto) contains the entire understanding of the parties with respect to its subject matter.  This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof except for the confidentiality agreement between INGC and Buyer dated October 8, 2010.

18.8                        Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.9                        Notices.  All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, if mailed (by registered or certified mail, return receipt requested and postage prepaid), if sent by reputable overnight courier service for next Business Day delivery, as follows:

To Buyer:
Nytis Exploration Company LLC 2501 Broadway Catlettsburg, KY 41129 Attention: Mark Pierce Telephone: (606) 739-8864 Facsimile: (606) 739-9158 Mobile: (606) 922-3918 E-mail: mpierce@NytisKy.com with a copy (which shall not of itself constitute notice) to:

Nytis Exploration (USA) Inc.

1700 Broadway, Suite 2020

Denver, CO 80290

Attention: Patrick R. McDonald

Telephone: (720) 407-7032

Facsimile: (720) 407-7031

E-mail: pmcdonald@nytis.com

and (which shall not of itself constitute notice) to:

Welborn Sullivan Meck & Tooley, P.C.

821 17th Street, Suite 500

Denver, CO 80202

Attention: John F. Meck

Telephone: (303) 830-2500

Facsimile: (303) 832-2366

E-Mail: jmeck@wsmtlaw.com

To Seller:
to Jerome A. Kanney: Jerome A. Kanney 347 Thompson Road P. O. Box 3385 Pikeville, Kentucky 41502-3385	with a copy (which shall not of itself constitute notice) to C. Kent Hatfield, Esq. Stoll Keenon Ogden PLLC 2000 PNC Plaza 500 West Jefferson Street Louisville, Kentucky 40202

and to Dennis L. Rohrer: Dennis L. Rohrer 347 Thompson Road P. O. Box 3385 Pikeville, Kentucky 41502-3385	with a copy (which shall not of itself constitute notice) to: David Stratton, Esq. Stratton, Hogg and Maddox, P.S.C. P.O. Box 1530 130 Chestnut Drive Pikeville, Kentucky 41502

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  Any such communication shall be effective on the date of receipt (or, if received on a non-Business Day, on the first Business Day after the date of receipt).

18.10                 Legal Counsel

(a)                                  Seller acknowledges that Buyer has in connection with this Agreement and the transactions contemplated thereby been represented by the firm of Welborn Sullivan Meck & Tooley, P.C.  Seller has not relied upon Welborn Sullivan Meck & Tooley, P.C. to represent their individual or joint interests in connection with this Agreement and the transactions contemplated thereby.

(b)                                  Buyer acknowledges that Seller was in connection with this Agreement and the transactions contemplated thereby represented by Stoll Keenon Ogden PLLC.  Buyer has not relied upon Stoll Keenon Ogden PLLC to represent its interests in connection with this Agreement and the transactions contemplated thereby.

18.11                 Publicity.  The parties agree that, except as otherwise required by law, the issuance of any reports, statements or releases pertaining to this Agreement or the transactions contemplated hereby is subject to mutual consent.  The foregoing notwithstanding, the parties agree that such consent shall not be required for a party to comply with applicable laws, including federal and state securities laws in connection with any offer or sale of securities by a party or by any Affiliate of a party; provided further that such consent shall not be required with respect to the parties’ professional advisors, the parties’ banking or financial institutions, or partners (or their professional advisors) in the MGP Partnerships, the Passive Partnerships, and the Alerion Assets.

18.12                 Counterparts.  This Agreement may be signed by each party upon a separate copy or separate signature page, and any combination of separate copies signed by all parties or including signature pages so signed will constitute a single counterpart of this Agreement.  This Agreement may be signed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same agreement.  It will not be necessary, in proving this Agreement in any proceeding, to produce or account for more than one counterpart of this Agreement.  This Agreement will become effective when one or more counterparts have been signed by each party, and delivered to the other party.  Any party may deliver an executed copy of this Agreement (and an executed copy of any documents contemplated by this Agreement) by facsimile transmission to the other party, and such delivery will have the same force and effect as any other delivery of a manually signed copy of this Agreement (or such other document).

18.13                 Governing Law.  In view of the locations of the parties’ principal offices and taking into account where the obligations to be performed under this Agreement will be performed, the terms of this Agreement will be construed and governed according to the internal laws of the Commonwealth of Kentucky without regard to conflicts of laws principles.

18.14                 Remedies and Waivers.  All rights and remedies available at law, in equity or under the terms of this Agreement or any other agreement or instrument executed in connection herewith shall be cumulative, and no waiver thereof shall be (a) implied from the prior acts or omissions, or based solely upon the oral representations, of a party hereto; or (b) effective or binding unless, and then only to the extent that, such waiver is set forth in this Agreement, or a party hereto signs an express written waiver of rights or remedies and causes such written waiver to be delivered to the party for whose benefit it was made.

18.15                 Defined Terms.  Throughout this Agreement various terms have been defined by being enclosed in quotation marks, usually in parentheses, and used with their initial letters capitalized.  Unless the context otherwise requires, such defined terms shall have their designated meaning whenever used in this Agreement or any attached Schedules.  Unless an express reference is made to a different document, all references to a Section or Article shall be understood to refer to the indicated Section or Article of this Agreement, and all references to a Schedule or Exhibit shall be understood to refer to the indicated Schedule or Exhibit attached to this Agreement.

18.16                 Non-Reliance.  The making, execution, and delivery of this Agreement by the parties hereto have not been induced by any representations, warranties, statements, or agreements other than those expressed in this Agreement

18.17                 Time of the Essence.  Time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a day which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period) shall be the next day which is a Business Day.

18.18                 Damages.  NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLER AND BUYER AGREE THAT THE RECOVERY OF ANY DAMAGES SUFFERED OR INCURRED AS A RESULT OF ANY BREACH BY ANY PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED (AND SHALL NOT INCLUDE ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES EXCEPT TO THE EXTENT SUCH DAMAGES ARE INCLUDED IN AN AWARD AGAINST OR PAID BY THE INDEMNIFIED PARTY SEEKING INDEMNITY HEREUNDER TO ANY THIRD PARTY) AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

The Interstate Natural Gas Company, LLC
(“Seller”)

By:	/s/ Dennis L. Rohrer
Dennis L. Rohrer, Member

By:	/s/ Jerome A. Kanney
Jerome A. Kanney, Member

Nytis Exploration Company, LLC
(“Buyer”)

By:	Nytis Exploration (USA) Inc.

By:	/s/ Patrick R. McDonald
Patrick R. McDonald, President

Appendix A

Related Parties of INGC

Attached to and made a part of that certain Asset Purchase Agreement dated February 14, 2011 by and between The Interstate Natural Gas Company LLC as Seller and Nytis Exploration Company as Buyer

Brent Rohrer

Michael Rohrer

Monique Kolb

Eureka Gas Company, Inc.

Empire Drilling Company, Inc.

Diamond Gas, Inc.

Gibraltar Gas, Inc.

Brushy Gap Coal & Gas, Inc. (1)

(1)  Brushy Gap Coal & Gas, Inc. will be deemed to be deleted from this Appendix A if Nytis exercises its option to acquire all of the issued and outstanding stock thereof

APPENDIX B

TO

ASSET PURCHASE AGREEMENT

DEFINITIONS

Additional Terms not defined in the Agreement:

“Affiliate” shall mean, as to the party specified, any entity controlling, controlled by or under common control with such specified party.  Control, controlling or controlled as used herein means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” shall mean any day other than (a) Saturday or Sunday, and (b) any other day on which national banks are permitted or required to be closed.

“Coalbed Methane” means coalbed methane gas, coalbed gas, methane gas, gob gas, occluded natural gas in any formation, or other naturally occurring gases generated from or located in any coal seam or coal mine void, and all other Hydrocarbons originating or produced therefrom.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Defensible Title” shall mean, respectively as to each of the Mineral Interests comprising the Acquired Assets identified in Schedule 1.1(a) and Schedule 1.1(b) such title held by Seller that (i) entitles Seller to receive not less than the applicable Net Revenue Interest specified for such Mineral Interest in said Schedules; (ii) obligates Seller to bear the costs and expenses attributable to the maintenance, development, and operation of such Mineral Interest in an amount not greater than the applicable Working Interest or Working Interests specified for such Asset in said Schedules; (iii) except for Permitted Encumbrances, is free and clear of all liens and encumbrances; (iv) is free from reasonable doubt to the end that a prudent purchaser engaged in the business of the ownership, development and operation of oil and gas properties with knowledge of all of the facts and their legal bearing would be willing to accept and pay full value for the same; and (v) does not delay, restrict or otherwise impede the ability of Seller to utilize the properties as currently intended.

“Environmental Claim” shall mean any action or written notice threatening same by any third party alleging potential liability of Seller arising out of or resulting from any actual or alleged violation of, or liability under, or any remedial obligation under, any Environmental Law as a result of an Environmental Condition with respect to the Acquired Assets or an Offsite Environmental Matter.

“Environmental Condition” shall mean an existing condition or circumstance with respect to the air, soil, subsurface, surface waters, groundwaters, and/or sediments that causes (i) an Asset not to be in compliance with any Environmental Law, including any permits issued thereunder, in any material respect, (ii) an Asset to be required to be remediated (or other corrective action taken with respect to such Asset) to attain compliance with any Environmental Law, or (iii) an Asset to have contamination or concentrations of Hazardous Materials that exceed regulatory limits or cleanup standards and that is not authorized by permit or law resulting from any release of Hazardous Materials on the Acquired Assets or the migration or transportation from other lands of Hazardous Materials to any Acquired Assets.

“Environmental Defect” shall mean an Environmental Condition with respect to the Acquired Assets, provided that if, after taking into account any Remediation performed by or on behalf of Seller, the reasonably anticipated Remediation Amount with respect to such Environmental Condition does not exceed$1,000, such Environmental Condition shall not constitute an Environmental Defect.

“Environmental Laws” shall mean all Laws relating to (a) pollution, including the control of any potential pollutant, or protection of the environment, including the air, water, land, wetlands, natural resources, wildlife and endangered species, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) human health and safety and worker health and safety, including exposure to hazardous, toxic, radioactive or other substances alleged to be harmful.  “Environmental Laws” shall include, but are not limited to, the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and CERCLA and shall also include all state, local and municipal Laws dealing with the subject matter of the above listed Federal statutes or promulgated by any governmental or quasigovernmental agency thereunder in order to carry out the purposes of any Federal, state, local or municipal Law.  The above reference to Laws relating to natural resources is not intended to include non-environmental Laws relating to the exploration, development, production, proration, allocation, pooling, unitization or correlative rights relating to oil, gas and other Hydrocarbons.

“Environmental Liabilities” shall mean any and all costs (including costs of Remediation), damages, settlements, expenses, penalties, fines, taxes, prejudgment and post-judgment interest, court costs and attorneys’ fees incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of or under Environmental Laws or (ii) pursuant to any claim or cause of action by a Governmental Authority or third party for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of or attributable to any violation of, or any remedial obligation under, any Environmental Law.

“Escrow Agent” shall mean Community Trust Bank, Inc., a Kentucky banking corporation.

“Governmental Authority” shall mean (i) the United States of America, (ii) any state, county, municipality or other governmental subdivision within the United States of America, and (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality or other governmental subdivision within the United States of America.

“Hazardous Materials” shall mean any explosives, radioactive materials, asbestos material, urea formaldehyde, hydrocarbon contaminants, underground tanks, pollutants, contaminants, hazardous, corrosive or toxic substances, special waste or waste of any kind, including compounds known as chlorobiophenyls and any waste, material or substance the storage, manufacture, disposal, treatment, generation, use, transport, mediation or release into the environment of which is prohibited, controlled, regulated or licensed under Environmental Laws or that may otherwise serve as the basis for liability under Environmental Laws, including, but not limited to, (i) all “hazardous substances” as that term is defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and (ii) petroleum and petroleum products.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, Coalbed Methane, condensate, helium, sulphur, SO2, CO2, natural gas liquids, and other gaseous and liquid substances or any combination thereof, but does not include coal or any other hard minerals.

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“Knowledge” shall mean the actual knowledge of a party’s officers, members, managers and owners.

“Law” or “Laws” shall mean any applicable statute, law (including common law), ordinance, regulation, rule, ruling, order, writ, injunction, decree or other official act of or by any Governmental Authority.

“Loss” or “Losses shall mean all claims, demands, damages, liabilities, judgments, losses and reasonable costs, expenses and attorneys’ fees.

“Mineral Interests” shall mean the rights, estates, titles and interests of Seller in and to the Leasehold Interests, Deeds, Wells and Wellbores.

“Net Revenue Interest” shall mean an interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced and saved from or attributable to an Acquired Asset.

“Permitted Encumbrances” shall mean any of the following matters:

(a)         all agreements, instruments, documents, liens, encumbrances, and other matters which are described in any Schedule or Exhibit to the Agreement, to the extent that (i) the net cumulative effect of such matter does not operate to reduce the Net Revenue Interest in the affected Asset to less than the Net Revenue Interest specified in Schedules 1.1(a) and 1.1(b) and such encumbrances are released at or prior to Closing;

(b)         Preference Rights, Transfer Requirements and other required third party consents to assignment and similar agreements with respect to which (i) written waivers or consents are obtained from the appropriate parties, or (ii), after written notice has been given to the third party or parties holding said Right, the appropriate time period for asserting any such Right has expired without an exercise of the Right;

(c)         any liens for taxes not yet due and payable or, if delinquent, that are being contested in good faith in the ordinary course of business pursuant to legally permissible means, with adequate reserves and which are described on Schedule 5.17;

(d)         all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance; and

(e)         any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to surface operations to the extent such matters do not interfere in any material respect with Seller’s operation of the portion of the Acquired Assets burdened thereby;

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a Government Authority.

“Preference Right” shall mean any right or agreement that enables any third party to purchase or acquire any Acquired Asset or any interest therein or portion thereof as a result of or in connection with the sale, assignment, encumbrance or other transfer of any Acquired Asset or any interest therein or portion thereof.

“Records” shall mean all books, records, contracts, agreements and files related to the Acquired Assets, including the logs and seismic information related to the Wells.

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“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any actions to correct or remove such Environmental Condition.

“Remediation Amount” shall mean, with respect to an Environmental Condition, the cost of the most cost effective Remediation of such Environmental Condition, which is reasonable under the circumstances.

“Transfer Requirement” shall mean any consent, approval, authorization or permit of, or filing with or notification to, any third party which is required to be obtained, made or complied with for or in connection with any sale, assignment, transfer or encumbrance of any Acquired Asset or any interest therein in connection with the sale of the Acquired Assets to Buyer as contemplated by the Agreement, including the consents required to be obtained under Section 4.3(f) of the Agreement.

“Well” or “Wellbore” means each oil and gas well, wellbore, well completion, multiple well completion and other subdivision of property located on the Leases and Lands, including the wells and wellbores set forth on Schedule 1.1(b) to the Agreement.

“Working Interest” shall mean the percentage of costs and expenses attributable to the maintenance, development and operation of an Acquired Asset.

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